Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

COTTONWOOD COMMUNITIES, INC.,

COTTONWOOD COMMUNITIES GP SUBSIDIARY, LLC,

COTTONWOOD COMMUNITIES O.P., LP,

COTTONWOOD MULTIFAMILY REIT I, INC.,

AND

COTTONWOOD MULTIFAMILY REIT I O.P., LP

DATED AS OF JANUARY 26, 2021

i

ii

EXHIBITS
Exhibit A – Form of Amended and Restated Advisory Agreement

DISCLOSURE LETTERS

CMR Disclosure Letter
CCI Disclosure Letter

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 26, 2021 (this “Agreement”), is entered into by and among Cottonwood Communities, Inc., a Maryland corporation (“CCI”), Cottonwood Communities GP Subsidiary, LLC, a Maryland limited liability company and a wholly owned subsidiary of CCI (“Merger Sub”), Cottonwood Communities O.P., LP, a Delaware limited partnership and a subsidiary of Merger Sub (“CCOP” and together with CCI and the Merger Sub, the “CCI Parties”), Cottonwood Multifamily REIT I, Inc., a Maryland corporation (“CMR”), and Cottonwood Multifamily REIT I O.P., LP, a Delaware limited partnership and subsidiary of CMR (“CMR OP” and together with CMR, the “CMR Parties”).  Each of the CCI Parties and CMR Parties is sometimes referred to herein as a “Party,” and, collectively, the CCI Parties and the CMR Parties are referred to herein as the “Parties.”   Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

RECITALS

WHEREAS, the Parties wish to effect a business combination in which CMR will be merged with and into Merger Sub (the “REIT Merger”), with Merger Sub being the surviving entity, and each share of CMR Common Stock issued and outstanding immediately prior to the Merger Effective Time that is not cancelled and retired pursuant to this Agreement will be converted into the right to receive the REIT Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (the “MLLCA”);

WHEREAS, the Parties wish to effect a business combination in which CMR OP will be merged with and into CCOP (the “Partnership Merger” and, together with the REIT Merger, the “Merger”), with CCOP being the surviving entity, and each partnership unit of CMR OP issued and outstanding immediately prior to the Partnership Merger Effective Time that is not cancelled and retired pursuant to this Agreement will be converted into the right to receive the Partnership Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the CCI Parties have entered into a merger agreement with Cottonwood Multifamily REIT II, Inc., a Maryland corporation (“CMR II”), and Cottonwood Multifamily REIT II O.P., LP, a Delaware limited partnership (“CMR II OP”), pursuant to which CMR II will merge into Merger Sub and CMR II OP will merge into CCOP (the “CMR II Merger”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the CCI Parties have entered into a merger agreement with Cottonwood Residential II, Inc., a Maryland corporation (“CRII”), and Cottonwood Residential O.P., LP, a Delaware limited partnership (“CROP”), pursuant to which CRII will merge into Merger Sub and CCOP will merge into CROP (the “CRII Merger” and collectively with the CMR II Merger, the “Other Mergers”);

WHEREAS, CCI’s external advisor, CC Advisors III, LLC, has agreed that, if the CRII Merger closes, it will enter into an Amended and Restated Advisory Agreement, in the form attached as Exhibit A, to be effective no later than the Merger Effective Time (the “Amended and Restated Advisory Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, CROP has entered into a tax protection agreement with High Traverse Holdings, LLC, a Delaware limited liability company, which will become effective upon the Merger Effective Time;

WHEREAS, none of the Merger, the CRII Merger or the CMR II Merger is conditioned on the consummation of any of such mergers, and the order of the consummation thereof is not fixed;

WHEREAS, the CRII Merger involves the merger of CCOP into CROP; therefore, if the CRII Merger occurs before the Merger, CMR OP will merge into CROP in the Partnership Merger (see Section 1.2(k) for rule of construction, noting that all references to “CCOP” following the date of the CRII Merger shall be deemed to be followed by “(or its successor)”);

WHEREAS, before the Merger Effective Time, CROP intends to issue common limited partnership units in exchange for all of the remaining interests in Cottonwood Communities Advisors Promote, LLC;

WHEREAS, on the recommendation of the special committee (the “CMR Special Committee”) of the board of directors of CMR (the “CMR Board”), the CMR Board has (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of CMR, (b) authorized and approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (c) directed that the Merger be submitted for consideration at the CMR Stockholders Meeting (defined below)  and (d) recommended the approval of the Merger by the CMR stockholders;

WHEREAS, on the recommendation of the special committee (the “CCI Special Committee”) of the board of directors of CCI (the “CCI Board”), the CCI Board has (a) determined that this Agreement, the Merger, the Amended and Restated Advisory Agreement and the other transactions contemplated by this Agreement are advisable and in the best interests of CCI, (b) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair and reasonable to CCI and on terms and conditions no less favorable to CCI than those available from unaffiliated third parties, and (c) authorized and approved this Agreement, the Merger, the Amended and Restated Advisory Agreement and the other transactions contemplated by this Agreement;

WHEREAS, CCI, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to approve this Agreement and the consummation by Merger Sub of the REIT Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the REIT Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code;

WHEREAS, each of the Parties intends that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the Partnership Merger shall be treated as a transfer by CCI of all of the assets and liabilities of CMR OP to CCOP in exchange for CCOP Common Units, which exchange is described in Section 721 of the Code; and

WHEREAS, each of the Parties desires to make certain representations, warranties, covenants and agreements in connection with the Merger, and to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1
Definitions.

(a)
For purposes of this Agreement:

“Acceptable NDA” means a confidentiality agreement with a term of at least one year and terms that (1) are not materially less favorable in the aggregate to CMR than those terms set forth in the Confidentiality Agreement (except that such confidentiality agreement need not prohibit the making or amending of a confidential Acquisition Proposal) and (2) do not in any respect restrict CMR from complying with its obligations under this Agreement.

“Action” means any claim, action, cause of action, demand, suit, litigation, investigation, audit, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.  Notwithstanding the foregoing, (i) the CCI Parties shall not be deemed Affiliates of the CMR Parties and (ii) CMR II, CMR II OP, CRII or CROP shall not be deemed an Affiliate of the CCI Parties or the CMR Parties.

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (other than an Acceptable NDA) relating to any Acquisition Proposal.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977 and (ii) any applicable anti-bribery, anti-money laundering, anti-corruption or similar Law of any other jurisdiction.

“Benefit Plan” means, with respect to a Person, any benefit or compensation plan, program, policy, practice, Contract or other obligation, whether or not funded, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by such Person or any of its subsidiaries including, but not limited to, “employee benefit plans” (within the meaning of Section 3(3) of ERISA), and any employment, consulting, termination, severance, change in control, separation, retention equity option, equity appreciation rights, restricted equity, phantom equity, equity-based compensation, profits interest unit, outperformance, equity purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy, practice, understanding or other arrangement, whether or not subject to ERISA.

“Business Day” means any day ending at 11:59 p.m., New York City time, other than a Saturday, a Sunday or any day on which the SDAT or banks located in New York, New York are authorized or required by Law to be closed.

“CCI Charter” means the charter of CCI.

“CCI Governing Documents” means the CCI Charter, the bylaws of CCI, the certificate of limited partnership of CCOP and the CCOP OP Agreement.

“CCI Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of CCI and the CCI Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair the ability of CCI and CCOP to consummate the Merger before the Outside Date; provided, however, that the following shall not be deemed to constitute, or be taken into account in determining, whether a CCI Material Adverse Effect has occurred:  (A) any failure of CCI to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a CCI Material Adverse Effect), (B) any changes that generally affect the residential real estate industry in which CCI and the CCI Subsidiaries operate, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the taking of any action expressly required by this Agreement or, assuming no waiver or amendment thereof that was not approved by CMR, the CRII Merger Agreement or the CMR II Merger Agreement, (G) earthquakes, hurricanes, floods or other natural disasters, (H) any epidemic, pandemic or disease outbreak (including COVID-19 or any quarantine, shelter in place, stay at home, workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, policy, guideline or recommendation by any Governmental Authority in connection with, or in response to, COVID-19 (“COVID-19 Measures”)) and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof, or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak, (I) changes or prospective changes in GAAP or in any Law of general applicability unrelated to the Merger (or the interpretation or enforcement of the foregoing) or (J) the public announcement of this Agreement or the pendency of this Agreement, including the impact thereof on the relationships of CCI and its Subsidiaries with their respective partners or other material third-party business relations, provided, further, that if any event described in any of clauses (B), (C), (D), (E), (G), (H) and (I) has had a disproportionate adverse impact on CCI and the CCI Subsidiaries, taken as a whole, relative to others in the residential real estate industry in the geographic regions in which CCI and the CCI Subsidiaries operate, then only the incremental disproportionate impact of such event shall be taken into account for the purpose of determining whether a CCI Material Adverse Effect has occurred.

“CCI Properties” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by CCI or any CCI Subsidiary as of the date of this Agreement (including all of CCI’s or any CCI Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“CCI Subsidiary” means (i) any corporation of which more than 50% of the outstanding voting securities is directly or indirectly owned by CCI or CCOP and (ii) any partnership, limited liability company, joint venture or other entity of which more than 50% of the total equity interest is directly or indirectly owned by CCI or CCOP or of which CCI or any CCI Subsidiary is a general partner, a manager, a managing member or the equivalent.

“CCOP Common Unit” means “Common Unit” as defined in the CCOP OP Agreement.

“CCOP General Partner Unit” means “General Partner Unit” as defined in the CCOP OP Agreement.

“CCOP LTIP Unit” means “LTIP Unit” as defined in the CCOP OP Agreement.

“CCOP OP Agreement” means the Amended and Restated Limited Partnership Agreement of CCOP, dated as of February 1, 2020, as amended.

“CCOP Series 2019 Preferred Unit” means “Series 2019 Preferred Unit” as defined in the CCOP OP Agreement.

“CCOP Special Limited Partner Interest” means “Special Limited Partner Interest” as defined in the CCOP OP Agreement.

“CCOP Special LTIP Unit” means “Special LTIP Unit” as defined in the CCOP OP Agreement.

“CMR Charter” means the charter of CMR.

“CMR Governing Documents” means the CMR Charter, the bylaws of CMR, the certificate of limited partnership of CMR OP and the Agreement of Limited Partnership of CMR OP, dated June 18, 2015, as amended.

“CMR II Merger Agreement” means the Agreement and Plan of Merger, dated as of January 26, 2021, by and among CCI, CCOP, Merger Sub, CMR II and CMR II OP.

“CMR Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of CMR and the CMR Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair the ability of CMR and CMR OP to consummate the Merger before the Outside Date; provided, however, that the following shall not be deemed to constitute, or be taken into account in determining, whether a CMR Material Adverse Effect has occurred:  (A) any failure of CMR to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a CMR Material Adverse Effect), (B) any changes that generally affect the residential real estate industry in which CMR and the CMR Subsidiaries operate, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the taking of any action expressly required by this Agreement, (G) earthquakes, hurricanes, floods or other natural disasters, (H) any epidemic, pandemic or disease outbreak (including COVID-19 or any COVID-19 Measures) and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak, (I) changes or prospective changes in GAAP or in any Law of general applicability unrelated to the Merger (or the interpretation or enforcement of the foregoing) or (J) the public announcement of this Agreement or the pendency of this Agreement, including the impact thereof on the relationships of CMR and its Subsidiaries with their respective partners or other material third-party business relations, provided, further, that if any event described in any of clauses (B), (C), (D), (E), (G), (H) and (I) has had a disproportionate adverse impact on CMR and the CMR Subsidiaries, taken as a whole, relative to others in the residential real estate industry in the geographic regions in which CMR and the CMR Subsidiaries operate, then only the disproportionate incremental impact of such event shall be taken into account for the purpose of determining whether a CMR Material Adverse Effect has occurred.

“CMR Properties” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by CMR or any CMR Subsidiary as of the date of this Agreement (including all of CMR’s or any CMR Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“CMR Stockholders Meeting” means the meeting of the holders of shares of CMR Common Stock for the purpose of seeking the Stockholder Approval, including any postponement or adjournment thereof.

“CMR Subsidiary” means (i) any corporation of which more than 50% of the outstanding voting securities is directly or indirectly owned by CMR or CMR OP, and (ii) any partnership, limited liability company, joint venture or other entity of which more than 50% of the total equity interest is directly or indirectly owned by CMR or CMR OP or of which CMR or any CMR Subsidiary is a general partner, manager, managing member or the equivalent.

“Code” means the Internal Revenue Code of 1986.

“Confidentiality Agreement” means the Confidentiality Agreement, dated July 15, 2020, among CCI, CMR, CRII and CMR II.

“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other obligation.

“CRII Merger Agreement” means the Agreement and Plan of Merger, dated as of January 26, 2021, by and among CCI, CCOP, Merger Sub, CRII and CROP.

“CROP Common Unit” means “Common Unit” as defined in the CROP OP Agreement.

“CROP OP Agreement” means the Fourth Amended and Restated Limited Partnership Agreement of CROP, dated as of December 1, 2015, as amended.

“Environmental Law” means any Law (including common law) relating to the investigation, pollution (or cleanup or other remediation thereof), restoration or protection of the natural resources, endangered or threatened species, or environment (including ambient air, soil, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to (i) the use, handling, presence, transportation, treatment, generation, processing, recycling, remediation, storage, disposal, release or discharge of Hazardous Substances and (ii) any noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“Environmental Permit” means any permit, approval, license, exemption, action, consent or other authorization issued, granted, given, authorized by or required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means 1.175, as such ratio may be adjusted in accordance with Section 3.1(c).

“Excluded Shares” means all shares of CMR Common Stock held, as of immediately prior to the Merger Effective Time, by CCI, any wholly owned subsidiary of CCI or any wholly owned subsidiary of CMR.

“Expenses” means CMR’s pro rata share of all reasonable and documented third-party out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by a CCI Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the CRII Merger Agreement, the CMR II Merger Agreement and the other agreements and documents contemplated hereby, the preparation, printing and filing of all consent solicitation statements, proxy statements and SEC filings pursuant to and in connection with consummating such agreements and all regulatory filing fees incurred in connection therewith, obtaining any third-party consents and all other matters related to the Closing, the Other Mergers and the other transactions contemplated by this Agreement.  CMR’s pro rata share of such expenses shall equal (i) the product obtained by multiplying (A) the aggregate of Expenses incurred by CCI by (B) the REIT Merger Consideration divided by (ii) the sum of (Y) the REIT Merger Consideration plus (Z) the consideration paid in respect of the Other Mergers.

“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Qualification; Subsidiaries); Section 4.2 (Authority; Approval Required); Section 4.3(a)(i) (No Conflict; Required Filings and Consents); Section 4.4(a)-(b) (Capital Structure); Section 4.5(f) (Investment Company Act); Section 4.13(b) (Taxes); Section 5.1 (Organization and Qualification; Subsidiaries); Section 5.2 (Authority); Section 5.3(a)(i) (No Conflict; Required Filings and Consents); Section 5.4(a)-(b) (Capital Structure); Section 5.5(h) (Investment Company Act); and Section 5.13(b) (Taxes).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means the United States government, all state and local governments within the United States, and all agencies thereof, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, body, department, self-regulatory organization, arbitration panel or similar entity or subdivision thereof.

“Hazardous Substances” means (i) those materials, substances, chemicals, wastes, products, compounds, solid, liquid, gas, minerals in each case, whether naturally occurred or man-made, that are listed, designated, classified or regulated as hazardous or toxic under any Environmental Law; (ii) petroleum and petroleum-derived products, including crude oil and any fractions thereof, and lead-containing paint or plumbing; and (iii) polychlorinated biphenyls, urea formaldehyde foam insulation, methane, asbestos in any form, radioactive materials or wastes and radon.

“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) net cash payment obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.

“Intellectual Property” means all United States and foreign (i) patents, patent applications and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and rights in copyrightable works, (iv) rights in confidential and proprietary information, including trade secrets, know-how, ideas, formulae, invention disclosure, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” means (i) with respect to CMR, the actual knowledge of the persons named in Section 1.1(a) of the CMR Disclosure Letter and (ii) with respect to CCI, the actual knowledge of the persons named in Section 1.1(a) of the CCI Disclosure Letter, in each case of either (i) or (ii) after reasonable inquiry.

“Law” means any and all domestic (federal, state or local) or foreign laws, statutes, common laws, rules, ordinances, codes, regulations and Orders promulgated by any Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, hypothecation, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than transfer restrictions arising under applicable securities Laws.

“Order” means a judgment, writ, stipulation, injunction, order or decree of any Governmental Authority or arbitrator.

“Permitted Liens” means any of the following:  (i) Liens for current Taxes or governmental assessments, charges or claims of payment not yet delinquent or that are being contested in good faith and for which adequate accruals or reserves have been established as of the date of this Agreement; (ii) Liens that are carriers’, suppliers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other similar Liens arising in the ordinary course of business if the underlying obligations are not delinquent, or are being contested in good faith; (iii) with respect to any real property, Liens that are zoning, building or other regulations, requirements, entitlements or other land use or environmental regulations by any Governmental Authority that do not materially impact the use of the real property as currently conducted; (iv) with respect to CMR, Liens that are disclosed on Section 4.10 of the CMR Disclosure Letter, and with respect to CCI, Liens that are disclosed on Section 5.10 of the CCI Disclosure Letter; (v) with respect to CMR, Liens that are disclosed in its most recent Semiannual Report on Form 1-SA, and with respect to CCI, Liens that are disclosed in its most recent Quarterly Report on Form 10-Q; (vi) with respect to CMR, Liens arising pursuant to any CMR Material Contract or, with respect to CCI, Liens arising pursuant to any CCI Material Contract; (vii) with respect to the CMR Properties or the CCI Properties, Liens that are recorded in a public record or disclosed on existing title policies made available to the other Party prior to the date hereof and any unrecorded easements (including reciprocal easement agreements), rights of way and other similar restrictions; and (viii) with respect to CMR or CCI, as applicable, Liens that were incurred in the ordinary course of business since December 31, 2019 and that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of such Party and its subsidiaries, taken as a whole; (ix) Liens with respect to pledges or deposits under workers’ compensation legislation, unemployment insurance, social security, ERISA or similar Laws; (x) statutory Liens of landlords for amounts not yet delinquent; (xi) Liens attaching to inventory held by consignees in the ordinary course of business, (xii) Liens of any utility company to construct and/or maintain lines, pipes, wires, cables, poles, conduits and distribution boxes and equipment in, over, under, and/or upon any portion of the CMR Properties or the CCI Properties; (xiii) Liens related to matters of recorded plats with respect to the CMR Properties or the CCI Properties; and (xiv) easements, rights‑of‑way, covenants, conditions, restrictions and other similar matters affecting title and other title defects, none of which materially impairs the use or occupancy of the CMR Properties or the CCI Properties.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“REIT” means a “real estate investment trust” within the meaning of Section 856 of the Code.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of CMR Common Stock entitled to vote at the CMR Stockholders Meeting.

“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Payment” means $1,707,000.00 plus an amount equal to CCI’s Expenses (capped at $284,000.00).

(b)
In addition to the terms defined in Section 1.1(a), the following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Term	Location of Definition
Acquisition Proposal	Section 7.3(j)(i)
Adverse Recommendation Change	Section 7.3(d)
Agreement	Preamble
Amended and Restated Advisory Agreement	Recitals
Articles of Merger	Section 2.3(a)
CCI	Preamble
CCI Board	Recitals
CCI Class A Common Stock	Section 5.4(a)
CCI Class T Common Stock	Section 5.4(a)
CCI Common Stock	Section 5.4(a)
CCI Disclosure Letter	Article 5
CCI Financial Advisor	Section 5.19
CCI Insurance Policies	Section 5.15
CCI Material Contract	Section 5.12(a)
CCI Parties	Preamble
CCI Permits	Section 5.8(a)
CCI SEC Documents	Section 5.5(a)
CCI Special Committee	Recitals
CCI Subsidiary Partnership	Section 5.13(h)
CCI Tax Protection Agreement	Section 5.13(h)

Defined Term	Location of Definition
CCI Terminating Breach	Section 9.1(c)(i)
CCI Voting Debt	Section 5.4(d)
CCOP	Preamble
Certificate of Merger	Section 2.3(b)
Closing	Section 2.2
Closing Date	Section 2.2
CMR	Preamble
CMR Board	Recitals
CMR Board Recommendation	Section 4.2(c)
CMR Change Notice	Section 7.3(e)(i)
CMR Common Stock	Section 4.4(a)
CMR Disclosure Letter	Article 4
CMR Financial Advisor	Section 4.19
CMR Insurance Policies	Section 4.15
CMR Material Contract	Section 4.12(a)
CMR OP	Recitals
CMR Parties	Preamble
CMR Permits	Section 4.8(a)
CMR Preferred Stock	Section 4.4(a)
CMR Proxy Materials	Section 7.1(a)
CMR SEC Documents	Section 4.5(a)
CMR Special Committee	Recitals
CMR Subsidiary Partnership	Section 4.13(h)
CMR Tax Protection Agreements	Section 4.13(h)
CMR Terminating Breach	Section 9.1(d)(i)
CMR Voting Debt	Section 4.4(d)
COVID-19 Measures	Recitals
CMR II	Recitals
CMR II Merger	Recitals
CMR II OP	Recitals
CRII	Recitals
CRII Merger	Recitals
CROP	Recitals
Delaware Secretary	Section 2.3(b)
DRULPA	Recitals
Escrow Agreement	Section 9.3(f)
Form S-4	Section 7.1(a)
Indemnified Parties	Section 7.7(a)
Interim Period	Section 6.1(a)
Intervening Event	Section 7.3(j)(ii)
Merger	Recitals
Merger Effective Time	Section 2.3(a)
Merger Sub	Preamble
MGCL	Recitals
MLLCA	Recitals

Defined Term	Location of Definition
OP Unit Split	Section 3.1(b)(ii)
Other Mergers	Recitals
Outside Date	Section 9.1(b)(i)
Partnership Merger	Recitals
Partnership Merger Consideration	Section 3.1(a)(ii)
Partnership Merger Effective Time	Section 2.3(b)
Party(ies)	Preamble
Permits	Section 4.8(a)
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying REIT Income	Section 9.3(f)(i)
Referenced Entity	Recitals
Registered Securities	Section 7.1(a)
REIT Merger	Recitals
REIT Merger Consideration	Section 3.1(a)(i)
SDAT	Section 2.3(a)
Superior Proposal	Section 7.3(j)(iii)
Surviving Corporation	Section 2.1(a)
Surviving OP	Section 2.1(b)
Takeover Statutes	Section 4.20
Taxable REIT Subsidiary	Section 4.1(c)
Transfer Agent	Section 3.2(a)
Transfer Taxes	Section 7.10(d)

Section 1.2
Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)
when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)
the table of contents and headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)
whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;

(d)
“or” shall be construed in the inclusive sense of “and/or”;

(e)
the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(f)
all references herein to “$” or dollars shall refer to United States dollars;

(g)
no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;

(h)
it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;

(i)
the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” and shall refer to business similar in nature and magnitude to actions customarily taken without any authorization by the board of directors in the course of normal day-to-day operations, subject to any commercially reasonable modifications to past practice made in good faith to respond to the actual or anticipated effects of COVID-19 or any COVID-19 Measures;

(j)
the phrase “wholly owned subsidiary” shall be deemed to be preceded with “directly or indirectly”;

(k)
because the CRII Merger involves the merger of CCOP into CROP (with CROP as the surviving entity) and may occur before the Merger, all references to “CCOP” following the date of the CRII Merger shall be deemed to be followed by “(or its successor)”;

(l)
references to a Person are also to its successors and permitted assigns;

(m)
except as otherwise expressly provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; and

(n)
the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE 2

THE MERGERS

Section 2.1
The Merger.

(a)
Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and the MLLCA, at the Merger Effective Time, CMR shall be merged with and into Merger Sub, whereupon the separate existence of CMR will cease, with Merger Sub surviving the REIT Merger (Merger Sub, as the surviving entity upon consummation of the REIT Merger, the “Surviving Corporation”), such that following the REIT Merger, the Surviving Corporation will be a wholly owned subsidiary of CCI.  The REIT Merger shall have the effects set forth in the applicable provisions of the MGCL, the MLLCA and this Agreement.

(b)
Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, which shall occur after the Merger Effective Time, CMR OP shall be merged with and into CCOP, whereupon the separate existence of CMR OP will cease, with CCOP surviving the Partnership Merger (CCOP, as the surviving entity upon consummation of the Partnership Merger, the “Surviving OP”).  The Partnership Merger shall have the effects set forth in the applicable provisions of the DRULPA and this Agreement.

Section 2.2
Closing.  The closing of the Merger (the “Closing”) will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., New York City time, no later than the third Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) at such physical location or on such other date as may be agreed in writing by CMR and CCI.  The date on which Closing actually takes place is referred to herein as the “Closing Date.”

Section 2.3
Effective Time.

(a)
On the Closing Date, CMR, CCI and Merger Sub shall (i) cause articles of merger with respect to the REIT Merger to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL and the MLLCA (the “Articles of Merger”) and (ii) make any other filings, recordings or publications required to be made by CMR, CCI or the Surviving Corporation under the MGCL and the MLLCA in connection with the REIT Merger.  The REIT Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT or on such other date and time (not to exceed 30 days after the Articles of Merger are accepted for record by the SDAT) as specified in the Articles of Merger (such date and time, the “Merger Effective Time”), it being understood and agreed that the Parties shall cause the Merger Effective Time to occur on the Closing Date.

(b)
On the Closing Date, CCOP and CMR OP shall (i) cause a certificate of merger with respect to the Partnership Merger to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) in accordance with the DRULPA (the “Certificate of Merger”) and (ii) make any other filings, recordings or publications required to be made by CMR, CCI or the Surviving OP under the DRULPA in connection with the Partnership Merger.  The Partnership Merger shall become effective at the time set forth in the Certificate of Merger (such date and time, the “Partnership Merger Effective Time”), it being understood and agreed that the Parties shall cause the Partnership Merger Effective Time to occur on the Closing Date after the Merger Effective Time.

Section 2.4
Organizational Documents of the Surviving Entities.

(a)
At the Merger Effective Time, the CCI Charter shall be the charter of CCI until thereafter amended in accordance with applicable Law and the applicable provisions of the CCI Charter.

(b)
At the Merger Effective Time and by virtue of the REIT Merger, (i) the articles of organization of Merger Sub as in effect immediately prior to the Merger Effective Time shall be the articles of organization of the Surviving Corporation and (ii) the operating agreement of Merger Sub as in effect immediately prior to the Merger Effective Time shall be the operating agreement of the Surviving Corporation.

(c)
At the Partnership Merger Effective Time and by virtue of the Partnership Merger, (i) the certificate of limited partnership of CCOP as in effect immediately prior to the Partnership Merger Effective Time shall be the certificate of limited partnership of the Surviving OP and (ii) the limited partnership agreement of CCOP as in effect immediately prior to the Partnership Merger Effective Time shall be the agreement of limited partnership of the Surviving OP.

Section 2.5
Tax Treatment of Mergers.

(a)
The Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the REIT Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code.  Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the REIT Merger described in this Section 2.5(a), and no Party shall take a position inconsistent with such treatment.

(b)
The Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the Partnership Merger shall be treated as a transfer by CCI of all of the assets and liabilities of CMR OP to CCOP in exchange for CCOP Common Units, which exchange is described in Section 721 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Partnership Merger described in this Section 2.5(b), and no Party shall take a position inconsistent with such treatment.

ARTICLE 3

EFFECTS OF THE MERGERS

Section 3.1
Effects of the Merger.

(a)
The REIT Merger.  At the Merger Effective Time and by virtue of the REIT Merger and without any further action on the part of CMR, CCI or Merger Sub or the holders of any securities of CMR, CCI or Merger Sub:

(i)
Subject to Section 3.1(c) and Section 3.3, each share of CMR Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than Excluded Shares) will be converted into the right to receive from CCI the number of shares of CCI Class A Common Stock equal to the Exchange Ratio, subject to the treatment of fractional shares in accordance with Section 3.1(e) (the “REIT Merger Consideration”);

(ii)
As of the Merger Effective Time, all such shares of CMR Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the REIT Merger Consideration;

(iii)
All Excluded Shares shall automatically be cancelled and shall cease to exist, and no REIT Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto, in connection with or as a consequence of the REIT Merger; and

(iv)
Each share of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding and, collectively, shall constitute the only issued and outstanding shares of the Surviving Corporation.

(b)
The Partnership Merger.  At the Partnership Merger Effective Time and by virtue of the Partnership Merger and without any further action on the part of CCOP, CMR OP or the holders of any securities of CCOP or CMR OP;

(i)
Each partnership unit of CCOP issued and outstanding immediately prior to the Partnership Merger Effective Time will remain outstanding;

(ii)
Each partnership unit of CMR OP issued and outstanding immediately prior to the Partnership Merger Effective Time will be split (the “OP Unit Split”) so that the total number of partnership units of CMR OP then outstanding equals the number of shares of CMR Common Stock that were outstanding immediately prior to the Merger Effective Time;

(iii)
Each partnership unit of CMR OP issued and outstanding immediately after the OP Unit Split and immediately prior to the Partnership Merger Effective Time will be converted automatically into the right to receive, in accordance with the terms of this Agreement, a number of CCOP Common Units or CROP Common Units, as applicable, equal to the Exchange Ratio, subject to the treatment of fractional units in accordance with Section 3.1(e) (the “Partnership Merger Consideration”); and

(iv)
From and after the Partnership Merger Effective Time, all partnership units of CMR OP shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except for the right to receive the Partnership Merger Consideration therefor in accordance with this Agreement.

(c)
Adjustment of the Merger Consideration.  Between the date of this Agreement and the Merger Effective Time, if the issued and outstanding shares of CMR Common Stock, partnership units of CMR OP, securities convertible or exchangeable into or exercisable for shares of CMR Common Stock or partnership units of CMR OP, shares of CCI Common Stock or partnership units of CCOP or securities convertible or exchangeable into or exercisable for shares of CCI Common Stock or partnership units of CCOP shall have been changed into a different number of shares or other securities or a different class by reason of any stock split (whether forward or reverse), combination, reclassification, reorganization, recapitalization, merger or exchange or other similar transaction, or a stock dividend (including any distribution in securities convertible or exchangeable into or exercisable for shares of capital stock of CMR or CCI or partnership units of CMR OP or partnership units of CCOP) having a record date within such period shall have been declared, then (without limiting any other rights of the Parties hereunder) the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change, and thereafter all references to the Exchange Ratio shall be deemed to be the Exchange Ratio as so adjusted.

(d)
Transfer Books.  From and after the Merger Effective Time, the equity transfer books of CMR and CMR OP shall be closed, and thereafter there shall be no further registration of transfers of CMR Common Stock or partnership units of CMR OP.  From and after the Merger Effective Time, Persons who held outstanding shares of CMR Common Stock or partnership units of CMR OP immediately prior to the Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement or by applicable Law.

(e)
Fractional Shares.  Notwithstanding anything to the contrary in this Agreement, no fractional shares of CCI Common Stock or partnership units of CCOP less than 1/1,000th of a share or unit shall be issued pursuant to this Agreement and, in lieu thereof, such fractional shares or units a Person would otherwise be entitled to receive pursuant to this Agreement, but for this Section 3.1(e), shall be aggregated and rounded up to the nearest 1/1,000th of a share or unit.

Section 3.2
Exchange Procedures.

(a)
At or promptly following the Merger Effective Time, CCI shall cause DST Systems, Inc., or any successor transfer agent of CCI (the “Transfer Agent”), to record on the stock records of CCI the issuance of shares of CCI Class A Common Stock (including any fractional shares thereof) equal to the REIT Merger Consideration that is issuable to each holder of shares of CMR Common Stock pursuant to Section 3.1.  For the avoidance of doubt, payment of the REIT Merger Consideration shall only be made to the Person in whose name the relevant shares of CMR Common Stock are registered in the stock transfer books of CMR as of the Merger Effective Time.

(b)
As soon as reasonably practicable after the Partnership Merger Effective Time, CCI and the Surviving Partnership shall take such action as may be reasonably necessary to issue the Partnership Merger Consideration to Merger Sub.

(c)
All securities issuable pursuant to this Agreement shall be in book-entry form.

(d)
None of CCI, CMR, the Surviving Corporation, the Surviving OP, the Transfer Agent or any employee, officer, director, agent or Affiliate of such entities, shall be liable to any Person in respect of any REIT Merger Consideration or Partnership Merger Consideration (or the appropriate portion thereof) that has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any amounts so delivered that remain unclaimed by holders of shares of CMR Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of CCI free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

(e)
No interest shall be paid or accrued on the REIT Merger Consideration (or any amounts in respect thereof, including any dividends payable on shares of CCI Common Stock) or the Partnership Merger Consideration (or any amounts in respect thereof, including any distributions payable on partnership units of CMR OP) for the benefit of the holders thereof.

Section 3.3
Withholding Rights.  Each and any of CCI, CMR, the Surviving Corporation, CCOP, CMR OP, the Surviving OP or the Transfer Agent, or any of their agents, as applicable, shall be entitled to deduct and withhold from the REIT Merger Consideration and the Partnership Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of CMR Common Stock or partnership units of CMR OP such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law.  Any such amounts so deducted and withheld shall be timely paid to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.4
Dissenters Rights.  No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 3.5
General Effects of the Merger.

(a)
At the Merger Effective Time, the effect of the REIT Merger shall be as set forth in this Agreement and the Articles of Merger and as provided in the applicable provisions of the MGCL and the MLLCA.  Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the property, rights, privileges, powers and franchises of CMR and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of CMR and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b)
At the Partnership Merger Effective Time, the effect of the Partnership Merger shall be as set forth in this Agreement and the Certificate of Merger and as provided in the applicable provisions of the DRULPA.  Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all of the property, rights, privileges, powers and franchises of CMR OP and CCOP shall vest in the Surviving OP, and all debts, liabilities and duties of CMR OP and CCOP shall become the debts, liabilities and duties of the Surviving OP.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE CMR PARTIES

Except as set forth in (a) the disclosure letter delivered by the CMR Parties to the CCI Parties prior to the execution and delivery of this Agreement (the “CMR Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the CMR Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, or (b) the CMR SEC Documents publicly filed with or publicly furnished to the SEC on or after December 31, 2019 and prior to the date of this Agreement, excluding any information or documents incorporated by reference therein or filed as exhibits thereto and any disclosures set forth or referenced in any risk factor section, forward-looking statements section or in any other section therein to the extent they are forward-looking statements or cautionary, non-specific, predictive or forward-looking in nature (and then only to the extent that the relevance of any disclosed event, item or occurrence in such filings to a matter covered by a representation or warranty set forth in this Article 5 is reasonably apparent on its face), the CMR Parties hereby jointly and severally represent and warrant to the CCI Parties that:

Section 4.1
Organization and Qualification; Subsidiaries.

(a)
CMR is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  CMR is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a CMR Material Adverse Effect.

(b)
Each CMR Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted.  Each CMR Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a CMR Material Adverse Effect.

(c)
Section 4.1(c) of the CMR Disclosure Letter sets forth a true and complete list of the CMR Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which CMR and the CMR Subsidiaries are qualified or licensed to do business, and the percentage of interest held, directly or indirectly, by CMR in each CMR Subsidiary, including a list of each CMR Subsidiary that is (i) a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”), (ii) a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Code (each a “Taxable REIT Subsidiary”) and (iii) an entity taxable as a corporation under the Code that is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d)
Except as set forth in Section 4.1(d) of the CMR Disclosure Letter, neither CMR nor any CMR Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the CMR Subsidiaries and investments in short-term investment securities).

(e)
CMR has made available to the CCI Parties complete and correct copies of the CMR Governing Documents, which are in full force and effect as of the date of this Agreement.  Each of the CMR Parties is in compliance with the terms of its applicable CMR Governing Documents in all material respects. If and to the extent requested by the CCI Parties, true and complete copies of CMR’s minute books, since January 1, 2018, have been made available by CMR to CCI upon the written request of CCI.

(f)
Except as set forth in Section 4.1(f) of the CMR Disclosure Letter, CMR has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the CMR Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 4.2
Authority; Approval Required.

(a)
Each of the CMR Parties has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject only to receipt of the Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the Merger.  The execution and delivery of this Agreement by the CMR Parties and the consummation by  them of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate or partnership actions, as applicable, and no other proceedings on the part of any of the CMR Parties are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject to receipt of the Stockholder Approval, the filing of the Articles of Merger with, and acceptance for record of such Articles of Merger by, the SDAT and the filing of the Certificate of Merger with, and acceptance for record of such Certificate of Merger by, the Delaware Secretary.

(b)
This Agreement has been duly executed and delivered by the CMR Parties and, assuming due authorization, execution and delivery by the CCI Parties, constitutes a legally valid and binding obligation of the CMR Parties, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)
On the recommendation of the CMR Special Committee, the CMR Board (including a majority of directors not otherwise interested in the Merger) has (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of CMR, (ii) authorized and approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) directed that the Merger be submitted for consideration at the CMR Stockholders Meeting and (iv) recommended the approval of the Merger by the CMR stockholders (the recommendation in this clause (iv), the “CMR Board Recommendation”).

Section 4.3
No Conflict; Required Filings and Consents.

(a)
The execution and delivery of this Agreement by the CMR Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Stockholder Approval, conflict with or violate any provision of (A) the CMR Governing Documents or (B) any equivalent organizational or governing documents of any other CMR Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained, all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to CMR or any CMR Subsidiary or by which any property or asset of CMR or any CMR Subsidiary is bound, or (iii) except as set forth in Section 4.3(a)(iii) of the CMR Disclosure Letter, with or without notice, lapse of time or both, constitute or result in a breach or violation of, or a default under, or give rise to any Lien, acceleration of remedies, right of termination, purchase, first offer or forced sale under, any Contract of CMR or any CMR Subsidiary except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a CMR Material Adverse Effect.

(b)
The execution and delivery of this Agreement by each of the CMR Parties do not, and the performance of this Agreement by each of the CMR Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (ii) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the Delaware Secretary pursuant to the DRULPA, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a CMR Material Adverse Effect.

Section 4.4
Capital Structure.

(a)
The authorized capital stock of CMR consists of (i) 1,000,000,000 shares of common stock, $0.01 par value per share (“CMR Common Stock”), and (ii) 100,000,000 shares of preferred stock, $0.01 par value per share (“CMR Preferred Stock”).  As of the close of business on the date hereof, (i) 4,904,045.00 shares of CMR Common Stock were issued and outstanding, and (ii) no shares of CMR Preferred Stock were issued and outstanding.  All of the outstanding shares of CMR Common Stock are duly authorized, validly issued, fully paid and nonassessable.  Except as set forth in this Section 4.4(a), as of the date hereof, there is no other outstanding capital stock of CMR.

(b)
As of the close of business on the date hereof, all of the outstanding partnership units of CMR OP were held by CMR or a wholly owned subsidiary of CMR.  Except as set forth in this Section 4.4(b), as of the date hereof, there are no other outstanding CMR OP partnership interests.

(c)
All of the outstanding shares of capital stock of each of the CMR Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable.  All equity interests in each of the CMR Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued and holders thereof have no obligation to make any further payments solely by reason of their ownership thereof.  All shares of capital stock of (or other ownership interests in) each of the CMR Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and, to the extent applicable, nonassessable.  All of the issued and outstanding capital stock and other ownership interests of each of the CMR Subsidiaries that are owned, directly or indirectly, by CMR are owned free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(d)
There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of CMR or any CMR Subsidiary issued and outstanding (“CMR Voting Debt”).  There are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which CMR or any CMR Subsidiary is a party or by which any of them is bound obligating CMR or any CMR Subsidiary to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of CMR or any CMR Subsidiary or securities convertible into or exchangeable for such shares or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, CMR Voting Debt or other equity interests.

(e)
Neither CMR nor any CMR Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of CMR or any of the CMR Subsidiaries.  Neither CMR nor any CMR Subsidiary has granted any registration rights on any of its capital stock.  No capital stock of CMR is owned by any CMR Subsidiary.

(f)
CMR does not have a “poison pill” or similar stockholder rights plan.

(g)
All dividends or other distributions on shares of capital stock of CMR or partnership units of CMR OP and any material dividends or other distributions on any securities of any CMR Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).

(h)
All of the outstanding securities of the CMR Parties were issued in compliance with applicable securities Laws.

Section 4.5
SEC Documents; Financial Statements; Off-Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a)
CMR has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, certifications, statements, schedules and reports required to be filed by CMR under Regulation A of the Securities Act since January 1, 2018 (the forms, documents, certifications, statements, schedules, reports (including the financial statements referenced in Section 4.5(d)) filed with the SEC since January 1, 2018, including those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “CMR SEC Documents”).

(b)
As of their respective filing dates, the CMR SEC Documents (i) complied, or with respect to CMR SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of Regulation A of the Securities Act, and (ii) did not, or with respect to CMR SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  None of the CMR SEC Documents is, to the Knowledge of CMR, the subject of ongoing SEC review or threatened review, and CMR does not have any outstanding and unresolved comments from the SEC with respect to any CMR SEC Documents.  None of the CMR SEC Documents is the subject of any confidential treatment request by CMR.

(c)
If and to the extent requested by CCI, CMR has made available to CCI complete and correct copies of all written correspondence between the SEC, on the one hand, and CMR, on the other hand, since December 31, 2018.  Neither CMR nor any CMR Subsidiary is subject to the periodic reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(d)
The consolidated audited and unaudited financial statements of CMR and the CMR Subsidiaries included, or incorporated by reference, in the CMR SEC Documents, including the related notes and schedules, (i) have been prepared from, are in accordance with, and accurately reflect the books and records of CMR and the CMR Subsidiaries in all material respects, (ii) complied as of their respective dates in all material respects with the then-applicable accounting requirements applicable to a “Tier 2” issuer under Regulation A of the Securities Act, (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 1-SA or any successor form, which such adjustments are not, individually or in the aggregate, material to CMR) and (iv) fairly present in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material, individually or in the aggregate), the consolidated financial position of CMR and the CMR Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of CMR and the CMR Subsidiaries for the periods presented therein.

(e)
CMR is not, and none of the CMR Subsidiaries is, a party to, and neither CMR nor any CMR Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any arrangement relating to any transaction or relationship between or among CMR and any CMR Subsidiary, on the one hand, and any unconsolidated Affiliate of CMR or any CMR Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, CMR, any CMR Subsidiary or CMR’s or such CMR Subsidiary’s audited financial statements or other CMR SEC Documents.

(f)
Neither CMR nor any CMR Subsidiary is required to be registered as an investment company under the Investment Company Act.

(g)
CMR and the CMR Subsidiaries (including in each case any of their officers and directors) have complied and are in compliance with applicable Anti-Corruption Laws.  Neither CMR nor any CMR Subsidiary nor, to the Knowledge of CMR, any director, officer or Representative of CMR or any CMR Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made, taken or will take any action in furtherance of any direct or indirect unlawful payment, promise to pay or authorization or approval of the payment or giving of money, property or gifts of anything of value, directly or indirectly to any foreign or domestic government official or employee, (iii) made, offered or taken an act in furtherance of any direct or indirect unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, (iv) made any payment to any customer, supplier or tenant, or to any officer, director, partner, employee or agent of any such customer, supplier or tenant, for the unlawful sharing of fees to any such customer, supplier or tenant or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (v) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer, supplier or tenant or any such officer, director, partner, employee or agent of such customer, officer or tenant, or (vi) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, in each case, in violation of any applicable Anti-Corruption Law.  Neither CMR nor any CMR Subsidiary has received any written communication that alleges that CMR or any CMR Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 4.6
Absence of Certain Changes or Events.  Since September 30, 2020 through the date of this Agreement, (a) CMR and each CMR Subsidiary have conducted their respective business in all material respects in the ordinary course of business, (b) except as set forth in Section 4.6(b) of the CMR Disclosure Letter, neither CMR nor any CMR Subsidiary has taken any action that would have been prohibited by Section 6.1(b) (Conduct of the Business of CMR) if taken from and after the date of this Agreement and (c) there has not been any CMR Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a CMR Material Adverse Effect.

Section 4.7
No Undisclosed Liabilities.  Except (a) as set forth in Section 4.7 of the Disclosure Letter, (b) as disclosed, reflected or reserved against on the balance sheet of CMR dated as of December 31, 2019 (including the notes thereto), (c) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (d) for liabilities or obligations incurred in the ordinary course of business since December 31, 2019, neither CMR nor any CMR Subsidiary has any liability or obligation (whether accrued, absolute, contingent or otherwise) that either alone or in the aggregate has had, or would reasonably be expected to have, a CMR Material Adverse Effect.

Section 4.8
Permits; Compliance with Law.

(a)
Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.11, which are addressed solely in that Section, CMR and each CMR Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority (“Permits”) necessary for CMR and each CMR Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted (the “CMR Permits”), and all such CMR Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the CMR Permits, individually, or in the aggregate, would not reasonably be expected to have a CMR Material Adverse Effect.  CMR has paid all fees and assessments due and payable, in each case, in connection with all such Permits except where failure to pay, individually or in the aggregate, would not reasonably be expected to have a CMR Material Adverse Effect.  No event has occurred with respect to any of the CMR Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such CMR Permits.  Neither CMR nor any of the CMR Subsidiaries has received any notice indicating, nor to the Knowledge of CMR, is there any pending applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of CMR or the CMR Subsidiaries or the CMR Properties that impairs the validity of any CMR Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any CMR Permit, except where the impairment or revocation of any such CMR Permits, individually, or in the aggregate, would not reasonably be expected to have a CMR Material Adverse Effect.

(b)
Since January 1, 2018, neither CMR nor any CMR Subsidiary has been in conflict with, or in default or violation of, any Law applicable to CMR or any CMR Subsidiary or by which any property or asset of CMR or any CMR Subsidiary is bound (except for compliance with Laws addressed in Section 4.10, Section 4.11, Section 4.13 and Section 4.16, which are solely addressed in those Sections) except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a CMR Material Adverse Effect.

Section 4.9
Litigation.  There is no material Action to which CMR or any CMR Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of CMR, overtly threatened before any Governmental Authority and, to the Knowledge of CMR, there is no basis for any such Action.  Neither CMR nor any CMR Subsidiary has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of CMR or the CMR Subsidiaries.  No Order has been issued in any proceeding to which CMR or any of the CMR Subsidiaries is or was a party, or, to the Knowledge of CMR, in any other proceeding, that enjoins or requires CMR or any of the CMR Subsidiaries to take action of any kind with respect to its businesses, assets or properties.  Since December 31, 2019, neither CMR nor any CMR Subsidiary has received or made any settlement offer for any Action to which CMR or any CMR Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $100,000 individually.

Section 4.10
Properties.

(a)
The CMR Properties are free and clear of Liens, except for Permitted Liens.  Except as would not reasonably be expected to have a CMR Material Adverse Effect, (i) neither CMR nor any CMR Subsidiary has received written notice of any uncured violation of any Law affecting any portion of any of the CMR Properties issued by any Governmental Authority and (ii) neither CMR nor any CMR Subsidiary has received written notice to the effect that there is any (A) condemnation or rezoning proceeding that is pending or, to the Knowledge of CMR, threatened with respect to any of the CMR Properties or (B) zoning, building or similar Law that is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the CMR Properties or by the continued maintenance, operation or use of the parking areas associated with the CMR Properties.

(b)
CMR has not received written notice of, nor does CMR have any Knowledge of, any latent defects or adverse physical conditions affecting any of the CMR Properties or the improvements thereon, except as has not had and would not reasonably be expected to have a CMR Material Adverse Effect.

(c)
CMR and the CMR Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them except as would not reasonably be expected to be material to CMR or the CMR Subsidiaries, taken as a whole.  Except as would not reasonably be expected to be material to CMR or the CMR Subsidiaries, taken as a whole, neither CMR’s nor the CMR Subsidiaries’ ownership of any such personal property is subject to any Liens, other than Permitted Liens.

(d)
A policy of title insurance has been issued for each CMR Property insuring, as of the effective date of such insurance policy, (i)(A) fee simple title interest held by CMR or the applicable CMR Subsidiary with respect to CMR Properties that are not subject to ground leases and (B) valid leasehold estate held by CMR or the applicable CMR Subsidiary that are subject to ground leases and (ii) to the Knowledge of CMR, such insurance policies are in full force and effect, and no material claim has been made against any such policy that remains outstanding.

Section 4.11
Environmental Matters.  Except as set forth at Section 4.11 of the CMR Disclosure Letter and as, individually or in the aggregate, would not reasonably be expected to have a CMR Material Adverse Effect:  (i) no written notification, demand, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of CMR, is threatened, in each case relating to CMR or any of the CMR Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) CMR and the CMR Subsidiaries are, and for the past year, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) CMR and each of the CMR Subsidiaries is in possession of all Environmental Permits necessary for CMR and each CMR Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted, and all such Environmental Permits are valid and in full force and effect; (iv) any and all Hazardous Substances disposed of by CMR and each CMR Subsidiary since January 1, 2018 were disposed in accordance with all applicable Environmental Laws and Environmental Permits; (v) CMR and the CMR Subsidiaries are not subject to any Order, determination or award by any Governmental Authority pursuant to any Environmental Laws, any Environmental Permit or with respect to any Hazardous Substance; and (vi) there are no liabilities or obligations of CMR or any of the CMR Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance, and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 4.12
Material Contracts.

(a)
Each Contract required to be filed (or incorporated by reference) as an exhibit to any CMR SEC Document filed on or after January 1, 2020 pursuant to Regulation A promulgated under the Securities Act has been so filed (or incorporated by reference) (such Contracts, together with those Contracts described in Section 4.12(b), “CMR Material Contracts”).

(b)
Other than the Contracts described in Section 4.12(a) and except for this Agreement, Section 4.12(b) of the CMR Disclosure Letter sets forth a true, correct and complete list of each Contract (or the accurate description of principal terms in case of oral Contracts), including all amendments, supplements and side letters thereto, to which CMR or any CMR Subsidiary is a party or by which it is bound or to which any CMR Property or other material asset is subject, that:

(i)
obligates CMR or any CMR Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $100,000 and is not cancelable within 90 days without material penalty to CMR or any CMR Subsidiary;

(ii)
contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that materially restricts the business of CMR or any CMR Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by CMR or any CMR Subsidiary or the geographic area in which CMR or any CMR Subsidiary may conduct business;

(iii)
obligates CMR or any CMR Subsidiary to indemnify any past or present directors, officers, or employees of CMR or any CMR Subsidiary, other than the CMR Governing Documents or any equivalent organizational or governing documents of any other CMR Subsidiary;

(iv)
constitutes (A) an Indebtedness obligation of CMR or any CMR Subsidiary with a principal amount greater than $100,000 or (B) a Contract under which (1) any Person (including CMR or a CMR Subsidiary) has directly or indirectly guaranteed Indebtedness, liabilities or obligations of CMR or a CMR Subsidiary or (2) CMR or a CMR Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person (other than CMR or any CMR Subsidiary);

(v)
provides for the pending purchase or sale, option to purchase or sell or other right to purchase, sell, dispose of or ground lease (by merger, by purchase or sale of assets or stock, by lease or otherwise) (other than any right of first refusal or right of first offer) of (A) any real property (including any CMR Property or any portion thereof) or (B) any other asset of CMR or any CMR Subsidiary or equity interests of any Person, in the case of (A) and (B), with a purchase or sale price greater than $100,000;

(vi)
constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(vii)
constitutes a loan to any Person (other than a wholly owned subsidiary of CMR) by CMR or any CMR Subsidiary;

(viii)
sets forth the operational or economic terms of a joint venture, partnership, limited liability company or strategic alliance of CMR or any CMR Subsidiary with a third party;

(ix)
prohibits the pledging of the Common Stock of CMR or any CMR Subsidiary or prohibits the issuance of guarantees by any CMR Subsidiary;

(x)
contains covenants limiting the ability of CMR or any CMR Subsidiary to sell, transfer, pledge or otherwise, dispose of any material assets or business of CMR or any CMR Subsidiary;

(xi)
contains restrictions on the ability of CMR or any CMR Subsidiary to pay dividends or other distributions, other than the CMR Governing Documents or any equivalent organizational or governing documents of any other CMR Subsidiary;

(xii)
has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $100,000;

(xiii)
provides for the management or operation of any of the CMR Properties by any third party;

(xiv)
is a lease, sublease, license or other rental agreement or occupancy agreement that grants any possessory interest in and to any space situated on or in the CMR Properties or that otherwise gives rights with regard to the use of the CMR Properties pursuant to which CMR or any CMR Subsidiary expects to receive annualized rental income per year in excess of $100,000;

(xv)
is a ground lease under which CMR or a CMR Subsidiary holds a leasehold interest in the CMR Properties or any portion thereof;

(xvi)
provides a right of first refusal or right of first offer of any real property;

(xvii)
is with a Governmental Authority; or

(xviii)
is both (A) not made in the ordinary course of business and (B) material to CMR and the CMR Subsidiaries, taken as a whole.

(c)
Each CMR Material Contract is legal, valid, binding on and enforceable against CMR or the CMR Subsidiary that is a party thereto and, to the Knowledge of CMR, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).  Except as would not, individually or in the aggregate, reasonably be expected to be material to CMR and the CMR Subsidiaries, taken as a whole, CMR and each CMR Subsidiary has performed all obligations required to be performed by it under each CMR Material Contract and, to the Knowledge of CMR, each other party thereto has performed all obligations required to be performed by it under such CMR Material Contract.  None of CMR, any CMR Subsidiary or, to the Knowledge of CMR, any other party thereto, is in breach or violation of, or default under, any CMR Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any CMR Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to be material to CMR and the CMR Subsidiaries, taken as a whole.  Neither CMR nor any CMR Subsidiary has received written notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any CMR Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a CMR Material Adverse Effect.

(d)
Since December 31, 2019, (i) neither CMR nor any CMR Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any CMR Material Contract, (ii) no party has exercised, or threatened to exercise, any force majeure or similar provision under any CMR Material Contract and (iii) no party has sought to, or threatened to, withhold or otherwise delay amounts payable to CMR or any CMR Subsidiary under any CMR Material Contract as a result of COVID-19 or the COVID-19 Measures (whether or not CMR or such CMR Subsidiary granted any forgiveness or deferral).

(e)
Neither CMR nor any CMR Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any property manager or operator.

Section 4.13
Taxes.

(a)
CMR and each CMR Subsidiary has timely filed with the appropriate Governmental Authority all U.S. federal and state income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are complete and correct in all material respects.  CMR and each CMR Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return.  If and to the extent requested by CCI, true and complete copies of all United States federal income Tax Returns that have been filed with the IRS by CMR and each CMR Subsidiary with respect to the taxable years ending on or after December 31, 2016 have been made available to CCI.  No written claim has been proposed by any Governmental Authority in any jurisdiction where CMR or any CMR Subsidiary do not file Tax Returns that CMR or any CMR Subsidiary is or may be subject to Tax by such jurisdiction.

(b)
Beginning with CMR’s taxable year ending on December 31, 2016, (i) CMR has been organized and operated in conformity with the requirements to qualify as a REIT under the Code, (ii) the current and proposed method of operation for CMR is expected to enable CMR to continue to meet the requirements for qualification as a REIT through and including CMR’s final taxable year ending with the Merger Effective Time (assuming the Closing of the Merger in accordance with the terms of this Agreement), and (iii) CMR has not taken any action that would, or omitted to take any action the omission of which would reasonably be expected to, result in CMR’s failure to qualify as a REIT, and no challenge to CMR’s status as a REIT is pending or threatened in writing.

(c)
(i) There are no audits, investigations by any Governmental Authority or other proceedings pending or threatened in writing with regard to any material Taxes or material Tax Returns of CMR or any CMR Subsidiary; (ii) no deficiency for any material Taxes of CMR or any CMR Subsidiary has been claimed, proposed or assessed, in each case, in writing by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) neither CMR nor any CMR Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither CMR nor any CMR Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return, other than automatic extensions; and (v) neither CMR nor any CMR Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)
Each CMR Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been, since it became a CMR Subsidiary, treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.  No CMR Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.

(e)
Neither CMR nor any CMR Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor has it disposed of any such asset during its current taxable year.

(f)
Since its inception, CMR and the CMR Subsidiaries have not incurred (i) any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii)  CMR has not, and none of the CMR Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property.  No event has occurred, and to the Knowledge of CMR no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in clause (iii) of the preceding sentence or any liability for Taxes described in clause (i) or (ii) of the preceding sentence will be imposed upon CMR or any CMR Subsidiary.

(g)
CMR and the CMR Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)
There are no CMR Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of CMR threatened to raise, a material claim against CMR or any CMR Subsidiary for any breach of any CMR Tax Protection Agreements.  As used herein, “CMR Tax Protection Agreement” means any written agreement to which CMR or any CMR Subsidiary is a party pursuant to which:  (i) any liability to holders of limited partnership interests in a CMR Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company interests in a CMR Subsidiary Partnership, CMR or any CMR Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner.  As used herein, “CMR Subsidiary Partnership” means a CMR Subsidiary that is a partnership for United States federal income tax purposes.

(i)
There are no Tax Liens upon any property or assets of CMR or any CMR Subsidiary except Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j)
There are no Tax allocation or sharing agreements or similar arrangements (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes or any such agreement between or among solely CMR and the CMR Subsidiaries) with respect to or involving CMR or any CMR Subsidiary, and after the Closing Date neither CMR nor any CMR Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k)
Neither CMR nor any CMR Subsidiary has requested or received any private letter ruling or other similar written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither CMR nor any CMR Subsidiary is subject to any such private letter ruling or other similar written ruling of a Governmental Authority.

(l)
Neither CMR nor any CMR Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any CMR Subsidiary) under (A) Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, or (C) by Contract (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), or otherwise.

(m)
Neither CMR nor any CMR Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(n)
Neither CMR nor any CMR Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution that could otherwise constitute part of a “plan” or “series of related transaction” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o)
No written power of attorney that has been granted by CMR or any CMR Subsidiary (other than to CMR or a CMR Subsidiary) currently is in force with respect to any matter relating to material Taxes.

(p)
CMR does not own a direct or indirect interest in an entity that is treated as a REIT for U.S. federal and applicable state and local income tax purposes.

(q)
CMR’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year (including the taxable year that will end with the REIT Merger), taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (I) CMR’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (II) CMR’s net capital gain for such year.

(r)
Neither CMR nor any CMR Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to prevent, nor to the Knowledge of CMR is there any other fact or circumstance that could reasonably be expected to prevent, the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(s)
CMR is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Section 4.14
Intellectual Property.  Neither CMR nor any CMR Subsidiary:  (a) owns any registered trademarks, patents or copyrights, (b) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to use by CMR or any CMR Subsidiary of any trademarks or patents of any third party.  Except as, individually or in the aggregate, would not reasonably be expected to have a CMR Material Adverse Effect, to CMR’s Knowledge (i) no Intellectual Property used by CMR or any CMR Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) no Person is misappropriating, infringing or otherwise violating any Intellectual Property of CMR or any CMR Subsidiary, and (iii) CMR and the CMR Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of CMR and the CMR Subsidiaries as it is currently conducted.  Since January 1, 2018, neither CMR nor any CMR Subsidiary has received any written or, to the Knowledge of CMR, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 4.15
Insurance.  Section 4.15 of the CMR Disclosure Letter sets forth, for all material insurance policies and all material fidelity bonds of CMR and the CMR Subsidiaries, the general type of insurance, insurer, policy number and aggregate limit (the “CMR Insurance Policies”).  All such insurance policies are in full force and effect and no written notice of cancellation or termination has been received by CMR or any CMR Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.  Except as, individually, or in the aggregate, would not reasonably be expected to be material to CMR and the CMR Subsidiaries, taken as a whole, (a) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a breach or default under any CMR Insurance Policy, or permit termination or modification thereof, (b) all premiums currently due and payable under all CMR Insurance Policies have been paid, and (c) CMR and the CMR Subsidiaries have otherwise complied in all material respects with the terms and conditions of all CMR Insurance Policies.

Section 4.16
Benefit Plans.

(a)
CMR and the CMR Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans.  Neither CMR nor any CMR Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b)
None of CMR, any CMR Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with:  (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(c)
Neither CMR nor any CMR Subsidiary has, or has ever had, any employees.

Section 4.17
Related-Party Transactions.  Except as set forth in Section 4.17 of the CMR Disclosure Letter, prior to the date hereof, no agreements, arrangements or understandings between CMR or any CMR Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among CMR and CMR Subsidiaries), are in existence that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC if CMR were subject to such regulation.

Section 4.18
Brokers.  No broker, investment banker or other Person (other than the Persons listed in Section 4.18 of the CMR Disclosure Letter, pursuant to the terms of the engagement letter between CMR and such Person, true, correct and complete copies of which have been provided to CCI prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of CMR or any CMR Subsidiary.

Section 4.19
Opinion of Financial Advisor.  The CMR Special Committee has received the written opinion of CBRE Capital Advisors, Inc. (the “CMR Financial Advisor”), to the effect that, as of the date specified in such written opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth in such written opinion, the consideration to be received by the holders of the CMR Common Stock (other than Excluded Shares) in the REIT Merger is fair, from a financial point of view, to such holders.  CMR will deliver to CCI a complete and correct copy of such opinion promptly after receipt thereof by the CMR Special Committee solely for informational purposes and on a non-reliance basis (though such delivery need not be prior to entering into this Agreement).

Section 4.20
Takeover Statutes; Appraisal Rights.  The CMR Board has taken all action necessary to render inapplicable to the REIT Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL.  No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.  No dissenters’, appraisal or similar rights are available to the holders of CMR Common Stock with respect to the Merger and the other transactions contemplated by this Agreement.

Section 4.21
COVID-19.

(a)
Each of CMR and the CMR Subsidiaries has complied with all applicable mandatory public health mandates announced by Governmental Authorities to address COVID‑19, including the COVID-19 Measures, in all material respects.

(b)
Neither CMR nor any CMR Subsidiary has incurred any Indebtedness or received any funding (regardless of whether constituting Indebtedness), or applied for any such Indebtedness or funding, pursuant to the Coronavirus Aid, Relief, and Economic Security Act or any other economic relief or stimulus legislation or program, in each case related to COVID-19.

Section 4.22
No Other Representations and Warranties; Non-Reliance.

(a)
Except for the representations and warranties expressly set forth in this Article 4, or any document, agreement, certificate or other instrument contemplated by this Agreement, no CMR Party nor any Person on behalf of a CMR Party has made any representation or warranty, expressed or implied, with respect to CMR, any CMR Subsidiary, including their respective businesses, operations, assets (including the CMR Properties), liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding CMR or any CMR Subsidiary.

(b)
Notwithstanding anything contained in this Agreement to the contrary, the CMR Parties acknowledge and agree with the representation of the CCI Parties in Section 5.23(a), and hereby acknowledge and confirm that, other than the representations and warranties expressly set forth in Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, none of the CCI Parties or any other Person has made or is making, and the CMR Parties are not relying on, any representations or warranties relating to the CCI Parties whatsoever, express or implied, by operation of law or otherwise, including any implied representation or warranty as to the accuracy or completeness of any information furnished or made available to the CMR Parties or any of their Representatives by the CCI Parties or their Representatives.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE CCI PARTIES

Except as set forth in (a) the disclosure letter delivered by the CCI Parties to the CMR Parties prior to the execution and delivery of this Agreement (the “CCI Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the CCI Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, or (b) the CCI SEC Documents publicly filed with or publicly furnished to the SEC on or after December 31, 2019 and prior to the date of this Agreement, excluding any information or documents incorporated by reference therein or filed as exhibits thereto and any disclosures set forth or referenced in any risk factor section, forward-looking statements section or in any other section therein to the extent they are forward-looking statements or cautionary, non-specific, predictive or forward-looking in nature (and then only to the extent that the relevance of any disclosed event, item or occurrence in such filings to a matter covered by a representation or warranty set forth in this Article 5 is reasonably apparent on its face), the CCI Parties hereby jointly and severally represent and warrant to the CMR Parties that:

Section 5.1
Organization and Qualification; Subsidiaries.

(a)
CCI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted.  Each of CCI and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.

(b)
Each CCI Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted.  Each CCI Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.

(c)
Section 5.1(c) of the CCI Disclosure Letter sets forth a true and complete list of the CCI Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which CCI and the CCI Subsidiaries are qualified or licensed to do business, and the percentage of interest held, directly or indirectly, by CCI in each CCI Subsidiary, including a list of each CCI Subsidiary that is (i) a Qualified REIT Subsidiary, (ii) a Taxable REIT Subsidiary and (iii) an entity taxable as a corporation under the Code that is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d)
Except as set forth in Section 5.1(d) of the CCI Disclosure Letter, neither CCI nor any CCI Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the CCI Subsidiaries and investments in short-term investment securities).

(e)
CCI has made available to the CMR Parties complete and correct copies of the CCI Governing Documents, which are in full force and effect as of the date of this Agreement.  Each of the CCI Parties is in compliance with the terms of its applicable CCI Governing Documents in all material respects.  If and to the extent requested by the CMR Parties, true and complete copies of CCI’s minute books since January 1, 2018 have been made available by CCI to CMR upon the written request of CMR.

(f)
CCI has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the CCI Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 5.2
Authority.

(a)
Each of the CCI Parties has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Merger.  The execution and delivery of this Agreement by the CCI Parties and the consummation by them of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate, limited liability company, or partnership actions, as applicable, and no other proceedings on the part of the CCI Parties are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject to the filing of the Articles of Merger with, and acceptance for record of such Articles of Merger by, the SDAT and the filing of the Certificate of Merger with, and acceptance for record of such Certificate of Merger by, the Delaware Secretary.

(b)
This Agreement has been duly executed and delivered by the CCI Parties and, assuming due authorization, execution and delivery by the CMR Parties, constitutes a legally valid and binding obligation of the CCI Parties, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)
On the recommendation of the CCI Special Committee, the CCI Board (including a majority of directors not otherwise interested in the Merger) has (i) determined that this Agreement, the Merger, the Amended and Restated Advisory Agreement and the other transactions contemplated by this Agreement are advisable and in the best interests of CCI, (ii) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair and reasonable to CCI and on terms and conditions no less favorable to CCI than those available from unaffiliated third parties, and (iii) authorized and approved this Agreement, the Merger, the Amended and Restated Advisory Agreement and the other transactions contemplated by this Agreement.

(d)
CCI, as the sole member of Merger Sub, has approved this Agreement and the REIT Merger.

Section 5.3
No Conflict; Required Filings and Consents.

(a)
The execution and delivery of this Agreement by the CCI Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of (A) the CCI Governing Documents or (B) any equivalent organizational or governing documents of any other CCI Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained, all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to CCI or any CCI Subsidiary or by which any property or asset of CCI or any CCI Subsidiary is bound, or (iii) except as set forth in Section 5.3(a)(iii) of the CCI Disclosure Letter, with or without notice, lapse of time or both, constitute or result in a breach or violation of, or a default under, or give rise to any Lien, acceleration of remedies, right of termination, purchase, first offer or forced sale under, any Contract of CCI or any CCI Subsidiary, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.

(b)
The execution and delivery of this Agreement by each of the CCI Parties do not, and the performance of this Agreement by each of the CCI Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing of the Form S-4 and the declaration of effectiveness of the Form S-4 and the filing of such other reports under or compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iii) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the Delaware Secretary pursuant to the DRULPA, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.

Section 5.4
Capital Structure.

(a)
The authorized capital stock of CCI consists of (i) 500,000,000 shares of Class A common stock, $0.01 par value per share (“CCI Class A Common Stock”), (ii) 500,000,000 shares of Class T common stock, $0.01 par value per share (“CCI Class T Common Stock” and together with the CCI Class A Common Stock, the “CCI Common Stock”), and (iii) 95,000,000 shares of preferred stock, $0.01 par value per share, of which 5,000,000 shares are designated as Series 2019 Preferred Stock, $0.01 par value per share (“CCI Series 2019 Preferred Stock”).  As of the close of business on the date hereof, (x) 12,214,770.50 shares of CCI Class A Common Stock were issued and outstanding, (y) 17,518.32 shares of CCI Class T Common Stock were issued and outstanding and (z) 3,308,325.86 shares of CCI Series 2019 Preferred Stock were issued and outstanding.  All of the outstanding shares of CCI Common Stock are duly authorized, validly issued, fully paid and nonassessable.  Except as set forth in this Section 5.4(a), as of the date hereof there is no other outstanding capital stock of CCI.  All shares to be issued by CCI as REIT Merger Consideration, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

(b)
As of the close of business on the date hereof, (i) no CCOP Common Units were outstanding, (ii) 3,308,325.86 CCOP Series 2019 Preferred Units were outstanding, all of which were held by CCI or a wholly owned subsidiary of CCI, (iii) 12,437.50 CCOP LTIP Units were outstanding, all of which were held by those Persons listed on Section 5.4(b)(iii) of the CCI Disclosure Letter, (iv) 37,312.50 CCOP Special LTIP Units were outstanding, all of which were held by those Persons listed on Section 5.4(b)(iv) of the CCI Disclosure Letter, (v) the CCOP Special Limited Partnership Interest was outstanding and (vi) 12,232,288.82 CCOP General Partner Units were outstanding, all of which were held by CCI.  Except as set forth in this Section 5.4(b), as of the date hereof, there are no other outstanding CCOP partnership interests.

(c)
All of the outstanding shares of capital stock of each of the CCI Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable.  All equity interests in each of the CCI Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued and holders thereof have no obligation to make any further payments solely by reason of their ownership thereof.  All shares of capital stock of (or other ownership interests in) each of the CCI Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and, to the extent applicable, nonassessable.  All of the issued and outstanding capital stock and other ownership interests of each of the CCI Subsidiaries that are owned, directly or indirectly, by CCI are owned free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(d)
There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of CCI or any CCI Subsidiary issued and outstanding (“CCI Voting Debt”).  Except as set forth on Section 5.4(d) of the CCI Disclosure Letter, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which CCI or any CCI Subsidiary is a party or by which any of them is bound obligating CCI or any of the CCI Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of CCI or any CCI Subsidiary or securities convertible into or exchangeable for such shares or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, CCI Voting Debt or other equity interests.

(e)
Neither CCI nor any CCI Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of CCI or any CCI Subsidiary.  Neither CCI nor any CCI Subsidiary has granted any registration rights on any of its capital stock.  No capital stock of CCI is owned by any CCI Subsidiary.

(f)
CCI does not have a “poison pill” or similar stockholder rights plan.

(g)
All dividends or other distributions on the shares of capital stock of CCI or partnership units of CCOP and any material dividends or other distributions on any securities of any CCI Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).

(h)
All of the outstanding securities of the CCI Parties were issued in compliance with applicable securities Laws.

Section 5.5
SEC Documents; Financial Statements; Off-Balance Sheet Arrangements; Internal Controls; Investment Company Act; Anti-Corruption Laws.

(a)
Except as set forth in Section 5.5(a) of the CCI Disclosure Letter, CCI has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, certifications, statements, schedules and reports required to be filed or furnished by CCI under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) since January 1, 2018 (the forms, documents, certifications, statements, schedules, reports (including the financial statements referenced in Section 5.5(e)) filed with the SEC since January 1, 2018, including those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “CCI SEC Documents”).

(b)
As of their respective filing dates, the CCI SEC Documents (i) complied, or with respect to CCI SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act, and (ii) did not, or with respect to CCI SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  None of the CCI SEC Documents is, to the Knowledge of CCI, the subject of ongoing SEC review or threatened review, and CCI does not have any outstanding and unresolved comments from the SEC with respect to any CCI SEC Documents.  None of the CCI SEC Documents is the subject of any confidential treatment request by CCI.

(c)
If and to the extent requested by CMR, CCI has made available to CMR complete and correct copies of all written correspondence between the SEC, on the one hand, and CCI, on the other hand, since December 31, 2018.  No CCI Subsidiary is separately subject to the periodic reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(d)
At all applicable times, CCI has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(e)
The consolidated audited and unaudited financial statements of CCI and the CCI Subsidiaries included, or incorporated by reference, in the CCI SEC Documents, including the related notes and schedules, (i) have been prepared from, are in accordance with, and accurately reflect the books and records of CCI and the CCI Subsidiaries in all material respects, (ii) complied as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act, (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act, which such adjustments are not, individually or in the aggregate, material to CCI) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material, individually or in the aggregate), the consolidated financial position of CCI and the CCI Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of CCI and the CCI Subsidiaries for the periods presented therein.

(f)
(A) CCI maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are designed to ensure that material information required to be disclosed by CCI in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to CCI’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of CCI required under the Exchange Act with respect to such reports, and (B) such disclosure controls and procedures are effective in timely alerting CCI’s principal executive officer and principal financial officer to material information required to be included in CCI’s periodic reports required under the Exchange Act.  CCI and CCI Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorizations, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  CCI has disclosed to CCI’s auditors and audit committee (and made summaries of such disclosures available to CMR), based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect CCI’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(g)
CCI is not, and none of the CCI Subsidiaries is, a party to, and neither CCI nor any CCI Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any arrangement relating to any transaction or relationship between or among CCI and any CCI Subsidiary, on the one hand, and any unconsolidated Affiliate of CCI or any CCI Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, CCI, any CCI Subsidiary or CCI’s or such CCI Subsidiary’s audited financial statements or other CCI SEC Documents.

(h)
Neither CCI nor any CCI Subsidiary is required to be registered as an investment company under the Investment Company Act.

(i)
CCI and the CCI Subsidiaries (including in each case any of their officers and directors) have complied and are in compliance with applicable Anti-Corruption Laws.  Neither CCI nor any CCI Subsidiary nor, to the Knowledge of CCI, any director, officer or Representative of CCI or any CCI Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made, taken or will take any action in furtherance of any direct or indirect unlawful payment, promise to pay or authorization or approval of the payment or giving of money, property or gifts of anything of value, directly or indirectly to any foreign or domestic government official or employee, (iii) made, offered or taken an act in furtherance of any direct or indirect unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, (iv) made any payment to any customer, supplier or tenant, or to any officer, director, partner, employee or agent of any such customer, supplier or tenant, for the unlawful sharing of fees to any such customer, supplier or tenant or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (v) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer, supplier or tenant or any such officer, director, partner, employee or agent of such customer, officer or tenant, or (vi) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, in each case, in violation of any applicable Anti-Corruption Law.  Neither CCI nor any CCI Subsidiary has received any written communication that alleges that CCI or any CCI Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 5.6
Absence of Certain Changes or Events.  Since September 30, 2020 through the date of this Agreement, (a) CCI and each CCI Subsidiary have conducted their respective business in all material respects in the ordinary course of business, (b) neither CCI nor any CCI Subsidiary has taken any action that would have been prohibited by Section 6.2(a)(Conduct of the Business of CCI) if taken from and after the date of this Agreement and (c) there has not been any CCI Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a CCI Material Adverse Effect.

Section 5.7
No Undisclosed Liabilities.  Except (a) as disclosed, reflected or reserved against on the balance sheet of CCI dated as of December 31, 2019 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business since December 31, 2019, neither CCI nor any CCI Subsidiary has any liability or obligation (whether accrued, absolute, contingent or otherwise) that either alone or in the aggregate has had, or would reasonably be expected to have, a CCI Material Adverse Effect.

Section 5.8
Permits; Compliance with Law.

(a)
Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.11, which are addressed solely in that Section, CCI and each CCI Subsidiary is in possession of all Permits necessary for CCI and each CCI Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted (the “CCI Permits”), and all such CCI Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the CCI Permits, individually, or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.  CCI has paid all fees and assessments due and payable, in each case, in connection with all such Permits except where failure to pay, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.  No event has occurred with respect to any of the CCI Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such CCI Permits.  Neither CCI nor any of the CCI Subsidiaries has received any notice indicating, nor to the Knowledge of CCI, is there any pending applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of CCI or the CCI Subsidiaries or the CCI Properties that impairs the validity of any CCI Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any CCI Permit, except where the impairment or revocation of any such CCI Permits, individually, or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.

(b)
Since January 1, 2018, neither CCI nor any CCI Subsidiary has been in conflict with, or in default or violation of, any Law applicable to CCI or any CCI Subsidiary or by which any property or asset of CCI or any CCI Subsidiary is bound, (except for compliance with Laws addressed in Section 5.10, Section 5.11, Section 5.13 and Section 5.16, which are solely addressed in those Sections), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.

Section 5.9
Litigation.  There is no material Action to which CCI or any CCI Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of CCI, overtly threatened before any Governmental Authority and, to the Knowledge of CCI, there is no basis for any such Action.  Neither CCI nor any CCI Subsidiary has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of CCI or the CCI Subsidiaries.  No Order has been issued in any proceeding to which CCI or any of the CCI Subsidiaries is or was a party, or, to the Knowledge of CCI, in any other proceeding, that enjoins or requires CCI or any of the CCI Subsidiaries to take action of any kind with respect to its businesses, assets or properties.  Since December 31, 2019, neither CCI nor any CCI Subsidiary has received or made any settlement offer for any Action to which CCI or any CCI Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $250,000 individually.

Section 5.10
Properties.

(a)
The CCI Properties are free and clear of Liens, except for Permitted Liens.  Except as would not reasonably be expected to have a CCI Material Adverse Effect, (i) neither CCI nor any CCI Subsidiary has received written notice of any uncured violation of any Law affecting any portion of any of the CCI Properties issued by any Governmental Authority and (ii) neither CCI nor any CCI Subsidiary has received written notice to the effect that there is any (A) condemnation or rezoning proceeding that is pending or, to the Knowledge of CCI, threatened with respect to any of the CCI Properties or (B) zoning, building or similar Law that is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the CCI Properties or by the continued maintenance, operation or use of the parking areas associated with the CCI Properties.

(b)
CCI has not received written notice of, nor does CCI have any Knowledge of, any latent defects or adverse physical conditions affecting any of the CCI Properties or the improvements thereon, except as has not had and would not reasonably be expected to have a CCI Material Adverse Effect.

(c)
CCI and the CCI Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them except as would not reasonably be expected to be material to CCI or the CCI Subsidiaries, taken as a whole.  Except as would not reasonably be expected to be material to CCI or the CCI Subsidiaries, taken as a whole, neither CCI’s nor the CCI Subsidiaries’ ownership of any such personal property is subject to any Liens, other than Permitted Liens.

(d)
A policy of title insurance has been issued for each CCI Property insuring, as of the effective date of such insurance policy, (i)(A) fee simple title interest held by CCI or the applicable CCI Subsidiary with respect to CCI Properties that are not subject to ground leases and (B) valid leasehold estate held by CCI or the applicable CCI Subsidiary that are subject to ground leases and (ii) to the Knowledge of CCI, such insurance policies are in full force and effect, and no material claim has been made against any such policy that remains outstanding.

Section 5.11
Environmental Matters.  Except as set forth in Section 5.11 of the CCI Disclosure Letter and except as, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect:  (i) no written notification, demand, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of CCI, is threatened, in each case relating to CCI or any of the CCI Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) CCI and the CCI Subsidiaries are, and for the past year, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) CCI and each of the CCI Subsidiaries is in possession of all Environmental Permits necessary for CCI and each CCI Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted, and all such Environmental Permits are valid and in full force and effect; (iv) any and all Hazardous Substances disposed of by CCI and each CCI Subsidiary since January 1, 2018 were disposed in accordance with all applicable Environmental Laws and Environmental Permits; (v) CCI and the CCI Subsidiaries are not subject to any Order, determination or award by any Governmental Authority pursuant to any Environmental Laws, any Environmental Permit or with respect to any Hazardous Substance; and (vi) there are no liabilities or obligations of CCI or any of the CCI Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance, and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 5.12
Material Contracts.

(a)
Each Contract required to be filed (or incorporated by reference) as an exhibit to any CCI SEC Document filed on or after January 1, 2020 pursuant to Item 601(b)(1), (2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act has been so filed (or incorporated by reference) (such Contracts, together with the CRII Merger Agreement, the CMR II Merger Agreement and those Contracts described in Section 5.12(b), “CCI Material Contracts”).

(b)
Other than the Contracts described in Section 5.12(a) and except for this Agreement, Section 5.12(b) of the CCI Disclosure Letter sets forth a true, correct and complete list of each Contract (or the accurate description of principal terms in case of oral Contracts), including all amendments, supplements and side letters thereto, to which CCI or any CCI Subsidiary is a party or by which it is bound or to which any CCI Property or other material asset is subject, that:

(i)
obligates CCI or any CCI Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within 90 days without material penalty to CCI or any CCI Subsidiary;

(ii)
contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that materially restricts the business of CCI or any CCI Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by CCI or any CCI Subsidiary or the geographic area in which CCI or any CCI Subsidiary may conduct business;

(iii)
obligates CCI or any CCI Subsidiary to indemnify any past or present directors, officers, or employees of CCI or any CCI Subsidiary, other than the CCI Governing Documents or any equivalent organizational or governing documents of any other CCI Subsidiary;

(iv)
constitutes (A) an Indebtedness obligation of CCI or any CCI Subsidiary with a principal amount greater than $1,000,000 or (B) a Contract under which (1) any Person (including CCI or a CCI Subsidiary) has directly or indirectly guaranteed Indebtedness, liabilities or obligations of CCI or any CCI Subsidiary or (2) CCI or any CCI Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person (other than CCI or any CCI Subsidiary);

(v)
provides for the pending purchase or sale, option to purchase or sell or other right to purchase, sell, dispose of or ground lease (by merger, by purchase or sale of assets or stock, by lease or otherwise) (other than any right of first refusal or right of first offer) of (A) any real property (including any CCI Property or any portion thereof) or (B) any other asset of CCI or any CCI Subsidiary or equity interests of any Person, in the case of (A) and (B), with a purchase or sale price greater than $1,000,000;

(vi)
constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(vii)
constitutes a loan to any Person (other than a wholly owned subsidiary of CCI) by CCI or any CCI Subsidiary;

(viii)
sets forth the operational or economic terms of a joint venture, partnership, limited liability company or strategic alliance of CCI or any CCI Subsidiary with a third party;

(ix)
prohibits the pledging of the Common Stock of CCI or any CCI Subsidiary or prohibits the issuance of guarantees by any CCI Subsidiary;

(x)
contains covenants limiting the ability of CCI or any CCI Subsidiary to sell, transfer, pledge or otherwise, dispose of any material assets or business of CCI or any CCI Subsidiary;

(xi)
contains restrictions on the ability of CCI or any CCI Subsidiary to pay dividends or other distributions, other than the CCI Governing Documents or any equivalent organizational or governing documents of any other CCI Subsidiary;

(xii)
has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $250,000;

(xiii)
provides for the management or operation of any of the CCI Properties by any third party;

(xiv)
is a lease, sublease, license or other rental agreement or occupancy agreement that grants any possessory interest in and to any space situated on or in the CCI Properties or that otherwise gives rights with regard to the use of the CCI Properties pursuant to which CCI or any CCI Subsidiary expects to receive annualized rental income per year in excess of $350,000;

(xv)
is a ground lease under which CCI or a CCI Subsidiary hold a leasehold interest in the CCI Properties or any portion thereof;

(xvi)
provides a right of first refusal or right of first offer of any real property;

(xvii)
is with a Governmental Authority; or

(xviii)
is both (A) not made in the ordinary course of business and (B) material to CCI and the CCI Subsidiaries, taken as a whole.

(c)
Each CCI Material Contract is legal, valid, binding on and enforceable against CCI or the CCI Subsidiary that is a party thereto and, to the Knowledge of CCI, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).  Except as would not, individually or in the aggregate, reasonably be expected to be material to CCI and the CCI Subsidiaries, taken as a whole, CCI and each CCI Subsidiary has performed all obligations required to be performed by it under each CCI Material Contract and, to the Knowledge of CCI, each other party thereto has performed all obligations required to be performed by it under such CCI Material Contract.  None of CCI, any CCI Subsidiary or, to the Knowledge of CCI, any other party thereto, is in breach or violation of, or default under, any CCI Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any CCI Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to be material to CCI and the CCI Subsidiaries, taken as a whole.  Neither CCI nor any CCI Subsidiary has received written notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any CCI Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.

(d)
Since December 31, 2019, except as set forth in Section 5.12(d) of the CCI Disclosure Letter, (i) neither CCI nor any CCI Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any CCI Material Contract, (ii) no party has exercised, or threatened to exercise, any force majeure or similar provision under any CCI Material Contract and (iii) no party has sought to, or threatened to, withhold or otherwise delay amounts payable to CCI or any CCI Subsidiary under any CCI Material Contract as a result of COVID-19 or the COVID-19 Measures (whether or not CCI or such CCI Subsidiary granted any forgiveness or deferral).

(e)
Neither CCI nor any CCI Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any property manager or operator.

Section 5.13
Taxes.

(a)
CCI and each CCI Subsidiary has timely filed with the appropriate Governmental Authority all U.S. federal and state income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are complete and correct in all material respects.  CCI and each CCI Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return.  If and to the extent requested by CMR, true and complete copies of all United States federal income Tax Returns that have been filed with the IRS by CCI and each CCI Subsidiary with respect to the taxable years ending on or after December 31, 2019 have been made available to CMR.  No written claim has been proposed by any Governmental Authority in any jurisdiction where CCI or any CCI Subsidiary do not file Tax Returns that CCI or any CCI Subsidiary is or may be subject to Tax by such jurisdiction.

(b)
Beginning with CCI’s taxable year ending on December 31, 2019, (i) CCI has been organized and operated in conformity with the requirements to qualify as a REIT under the Code, (ii) the current and proposed method of operation for CCI is expected to enable CCI to continue to meet the requirements for qualification as a REIT, and (iii) CCI has not taken any action that would, or omitted to take any action the omission of which would reasonably be expected to, result in CCI’s failure to qualify as a REIT, and no challenge to CCI’s status as a REIT is pending or threatened in writing.

(c)
(i) There are no audits, investigations by any Governmental Authority or other proceedings pending or threatened in writing with regard to any material Taxes or material Tax Returns of CCI or any CCI Subsidiary; (ii) no deficiency for any material Taxes of CCI or any CCI Subsidiary has been claimed, proposed or assessed, in each case, in writing by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) neither CCI nor any CCI Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither CCI nor any CCI Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return, other than automatic extensions; and (v) neither CCI nor any CCI Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)
Each CCI Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been, since it became a CCI Subsidiary, treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.  No CCI Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.

(e)
Neither CCI nor any CCI Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor has it disposed of any such asset during its current taxable year.

(f)
Since its inception, CCI and the CCI Subsidiaries have not incurred (i) any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii)  CCI has not, and none of the CCI Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property.  No event has occurred, and to the Knowledge of CCI no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in clause (iii) of the preceding sentence or any liability for Taxes described in clause (i) or (ii) of the preceding sentence will be imposed upon CCI or any CCI Subsidiary.

(g)
CCI and the CCI Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)
There are no CCI Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of CCI threatened to raise, a material claim against CCI or any CCI Subsidiary for any breach of any CCI Tax Protection Agreements.  As used herein, “CCI Tax Protection Agreement” means any written agreement to which CCI or any CCI Subsidiary is a party pursuant to which:  (i) any liability to holders of limited partnership interests in a CCI Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company interests in a CCI Subsidiary Partnership, CCI or any CCI Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner.  As used herein, “CCI Subsidiary Partnership” means a CCI Subsidiary that is a partnership for United States federal income tax purposes.

(i)
There are no Tax Liens upon any property or assets of CCI or any CCI Subsidiary except Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j)
There are no Tax allocation or sharing agreements or similar arrangements (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes or any such agreement between or among solely CCI and the CCI Subsidiaries) with respect to or involving CCI or any CCI Subsidiary, and after the Closing Date neither CCI nor any CCI Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k)
Neither CCI nor any CCI Subsidiary has requested or received any private letter ruling or other similar written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither CCI nor any CCI Subsidiary is subject to any such private letter ruling or other similar written ruling of a Governmental Authority.

(l)
Neither CCI nor any CCI Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any CCI Subsidiary) under (A) Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, or (C) by Contract (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), or otherwise.

(m)
Neither CCI nor any CCI Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(n)
Neither CCI nor any CCI Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution that could otherwise constitute part of a “plan” or “series of related transaction” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o)
Merger Sub is and always has been a disregarded entity for U.S. federal and applicable state and local income tax purposes.

(p)
CCI does not own a direct or indirect interest in an entity that is treated as a REIT for U.S. federal and applicable state and local income tax purposes.

(q)
CCI’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year (other than the current taxable year), taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (i) CCI’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) CCI’s net capital gain for such year.

(r)
Neither CCI nor any CCI Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to prevent, nor to the Knowledge of CRII is there any other fact or circumstance that could reasonably be expected to prevent, the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(s)
CCI is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

(t)
CCI is a “publicly offered” REIT within the meaning of Section 562(c) of the Code.

Section 5.14
Intellectual Property. Neither CCI nor any CCI Subsidiary:  (a) owns any registered trademarks, patents or copyrights, (b) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to use by CCI or any CCI Subsidiary of any trademarks or patents of any third party.  Except as, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect, to CCI’s knowledge (i) no Intellectual Property used by CCI or any CCI Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) no Person is misappropriating, infringing or otherwise violating any Intellectual Property of CCI or any CCI Subsidiary, and (iii) CCI and the CCI Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of CCI and the CCI Subsidiaries as it is currently conducted.  Since January 1, 2018, neither CCI nor any CCI Subsidiary has received any written or, to the Knowledge of CCI, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 5.15
Insurance.  Section 5.15 of the CCI Disclosure Letter sets forth, for all material insurance policies and all material fidelity bonds of CCI and the CCI Subsidiaries, the general type of insurance, insurer, policy number and aggregate limit (the “CCI Insurance Policies”).  All such insurance policies are in full force and effect and no written notice of cancellation or termination has been received by CCI or any CCI Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.  Except as, individually, or in the aggregate, would not reasonably be expected to be material to CCI and the CCI Subsidiaries, taken as a whole, (a) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a breach or default under any CCI Insurance Policy, or permit termination or modification thereof, (b) all premiums currently due and payable under all CCI Insurance Policies have been paid, and (c) CCI and the CCI Subsidiaries have otherwise complied in all material respects with the terms and conditions of all CCI Insurance Policies.

Section 5.16
Benefit Plans.

(a)
Except as set forth at Section 5.16 of the CCI Disclosure Letter, CCI and the CCI Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans.  Neither CCI nor any CCI Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b)
None of CCI, any CCI Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with:  (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(c)
Neither CCI nor any CCI Subsidiary has, or has ever had, any employees.

(d)
Each CCI Benefit Plan has been established, administered, and maintained in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws.

(e)
The execution, delivery and performance of this Agreement will not constitute a triggering event that will result (either alone or upon the occurrence of any additional or subsequent event) in any payment (whether of severance pay or otherwise) becoming due, any “parachute payment” as defined in Section 280G of the Code, any increase in payment, or accelerate the time of payment or vesting of compensation due to any current or former employee, independent contractor, officer or director (or dependents of such Persons) of CCI or any CCI Subsidiary.  Neither CCI nor any CCI Subsidiary is a party to or has any obligation to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.  Any CCI Benefit Plan which is a “nonqualified deferred compensation plan” as defined in Section 409A of the Code has been maintained and operated in compliance in all material respects with Section 409A of the Code or an available exemption therefrom.

Section 5.17
Related-Party Transactions.  Except as described in the publicly available CCI SEC Documents filed with or furnished to the SEC on or after January 1, 2018 and prior to the date hereof, no agreements, arrangements or understandings between CCI or any CCI Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among CCI and CCI Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.18
Brokers.  No broker, investment banker or other Person (other than the Persons listed in Section 5.18 of the CCI Disclosure Letter, pursuant to the terms of the engagement letter between CCI and such Person, true, correct and complete copies of which have been provided to CMR prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of CCI or any CCI Subsidiary.

Section 5.19
Opinion of Financial Advisor.  The CCI Special Committee has received the oral opinion (which opinion has been or will be confirmed in writing) of Robert A. Stanger & Co., Inc. (the “CCI Financial Advisor”), to the effect that, as of the date of this Agreement and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Exchange Ratio is fair, from a financial point of view, to CCI.  CCI will deliver to CMR a complete and correct copy of such opinion promptly after receipt thereof by the CCI Special Committee solely for informational purposes and on a non-reliance basis (though such delivery need not be prior to entering into this Agreement).

Section 5.20
Appraisal Rights.  No dissenters’, appraisal or similar rights are available to the holders of capital stock of CCI with respect to the Merger and the other transactions contemplated by this Agreement.

Section 5.21
Ownership of Merger Sub; No Prior Activities.

(a)
Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, the CRII Merger Agreement and the CMR II Merger Agreement.  All of the limited liability company membership interests of Merger Sub are owned, directly or indirectly, by CCI.

(b)
Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, the CRII Merger Agreement and the CMR II Merger Agreement, Merger Sub has not, and will not have prior to the Merger Effective Time, incurred, directly or indirectly through any subsidiary, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.22
COVID-19.

(a)
Each of CCI and the CCI Subsidiaries has complied with all applicable mandatory public health mandates announced by Governmental Authorities to address COVID-19, including the COVID-19 Measures, in all material respects.

(b)
Neither CCI nor any CCI Subsidiary has incurred any Indebtedness or received any funding (regardless of whether constituting Indebtedness), or applied for any such Indebtedness or funding, pursuant to the Coronavirus Aid, Relief, and Economic Security Act or any other economic relief or stimulus legislation or program, in each case related to COVID-19.

Section 5.23
No Other Representations and Warranties; Non-Reliance.

(a)
Except for the representations and warranties expressly set forth in this Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, no CCI Party nor any Person on behalf of a CCI Party, has made any representation or warranty, expressed or implied, with respect to CCI or any CCI Subsidiary, including their respective businesses, operations, assets (including the CCI Properties), liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding CCI or any CCI Subsidiary.

(b)
Notwithstanding anything contained in this Agreement to the contrary, the CCI Parties acknowledge and agree with the representation of the CMR Parties in Section 4.22(a), and hereby acknowledge and confirm that, other than the representations and warranties expressly set forth in Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, none of the CMR Parties or any other Person has made or is making, and the CCI Parties are not relying on, any representations or warranties relating to the CMR Parties whatsoever, express or implied, by operation of law or otherwise, including any implied representation or warranty as to the accuracy or completeness of any information furnished or made available to the CCI Parties or any of their Representatives by the CMR Parties or their Representatives.

ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS

Section 6.1
Conduct of Business by CMR.

(a)
CMR covenants and agrees that, between the date of this Agreement and the earlier to occur of the Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by CCI (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.1(a) of the CMR Disclosure Letter, CMR shall, and shall cause each CMR Subsidiary to, (i) conduct its business in all material respects in the ordinary course of business and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (B) maintain the status of CMR as a REIT and (C) maintain its material assets and properties in their current condition (normal wear and tear and damage excepted).

(b)
Without limiting the foregoing, CMR further covenants and agrees that, during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by CCI (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.1(b) of the CMR Disclosure Letter, CMR shall not, and shall not cause or permit any CMR Subsidiary to, do any of the following:

(i)
except as set forth in Section 6.1(b)(i) of the CMR Disclosure Letter or as contemplated in Section 7.3 in connection with a Superior Proposal, amend or propose to amend the CMR Governing Documents or the equivalent organizational or governing documents of any CMR Subsidiary or waive the stock ownership limit or create an Excepted Holder Limit (as defined in the CMR Charter) under the CMR Charter;

(ii)
adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of CMR or any CMR Subsidiary (other than a wholly owned subsidiary of CMR);

(iii)
declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of Common Stock of CMR or any CMR Subsidiary or other equity securities or ownership interests in CMR or any CMR Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by CMR of regular dividends in accordance with past practice at a monthly rate not to exceed $0.04792 per share of CMR Common Stock, (B) the payment by CMR OP of regular distributions in accordance with past practice, (C) the declaration and payment of dividends or other distributions to CMR or CMR OP by any directly or indirectly wholly owned subsidiary of CMR, and (D) distributions by any CMR Subsidiary that is not wholly owned, directly or indirectly, by CMR or CMR OP, in accordance with the requirements of the organizational documents of such CMR Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii), CMR and any CMR Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for CMR to maintain its status as a REIT under the Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state Law);

(iv)
except as set forth in Section 6.1(b)(iv) of the CMR Disclosure Letter or as required pursuant to the terms of any outstanding securities as set forth in the CMR Governing Documents, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of CMR Common Stock or other equity or debt interests of CMR or a CMR Subsidiary or securities convertible or exchangeable into or exercisable therefor;

(v)
adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization except in connection with any transaction permitted by Section 6.1(b)(vi) in a manner that would not reasonably be expected to be materially adverse to the CMR Parties or to prevent or impair the ability of the CMR Parties to consummate the Merger;

(vi)
except as set forth in Section 6.1(b)(vi) of the CMR Disclosure Letter, except for transactions among CMR and one or more wholly owned subsidiaries of CMR or among one or more wholly owned subsidiaries of CMR, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of CMR or any of the capital stock or equity interests of any CMR Subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any Common Stock of CMR or any of the common stock or other equity interests of any CMR Subsidiary;

(vii)
enter into any Contract or understanding with respect to the voting of, any shares of CMR or any of the CMR Subsidiaries;

(viii)
acquire or agree to acquire any material assets, except (A) acquisitions by CMR or any wholly owned subsidiary of CMR of or from an existing wholly owned subsidiary of CMR, (B) acquisitions described in Section 6.1(b)(viii) of the CMR Disclosure Letter, and (C) other acquisitions of personal property for a purchase price of less than $100,000 in the aggregate;

(ix)
except as permitted by Section 6.1(b)(x), sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with the satisfaction of any margin call or the posting of collateral in connection with any Contract to which CMR or any CMR Subsidiary is a party shall be considered to be done in the ordinary course of business;

(x)
incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or guarantee such Indebtedness of another Person (other than a wholly owned subsidiary of CMR) except (A) Indebtedness incurred under CMR’s or any CMR Subsidiary’s existing credit facilities in the ordinary course of business, (B) Indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $100,000, (C) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on CMR compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(xi)
make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, other than loans, advances or capital contributions to, or investments in, any wholly owned subsidiary of CMR;

(xii)
enter into any “keep well” or similar agreement to maintain the financial condition of another entity;

(xiii)
other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any CMR Material Contract (or any Contract that, if existing as of the date hereof, would be a CMR Material Contract) in any material respect, other than (A) any termination or renewal in accordance with the terms of any existing CMR Material Contract that occurs automatically without any action (other than notice of renewal) by CMR or any CMR Subsidiary or (B) as may be reasonably necessary to comply with the terms of this Agreement;

(xiv)
authorize, make or commit to make any material capital expenditures other than in the ordinary course of business or to address obligations under existing Contracts, or in conjunction with emergency repairs;

(xv)
make any payment, direct or indirect, of any liability of CMR or any CMR Subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business or in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xvi)
waive, release, assign, settle or compromise any material Action, other than waivers, releases, assignments, settlements or compromises that (A) (I) involve only the payment of monetary damages in an amount (less any portion of such payment payable under an existing property-level insurance policy or reserved for such matter by the CMR on the most recent balance sheet of CMR made available to CCI as of the date of this Agreement) no greater than $25,000 individually or $100,000 in the aggregate, (II) do not involve the imposition of injunctive relief against CMR or any CMR Subsidiary or the Surviving Corporation and (III) do not provide for any admission of material liability by CMR or any of the CMR Subsidiaries, or (B) are made with respect to any Action involving any present, former or purported holder or group of holders of capital stock of CMR in accordance with Section 7.6(c);

(xvii)
(A) hire any officer or employee of CMR or any CMR Subsidiary, (B) except where due to cause, terminate any officer of CMR or any CMR Subsidiary, (C) increase in any manner the amount of compensation or benefits of any officer of CMR or any CMR Subsidiary or of any employee or officer of CC Advisors I, LLC or any Affiliate thereof or (D) enter into or adopt, amend or terminate any bonus or other compensation or employee benefits arrangement for any officer of CMR or any CMR Subsidiary or any employee or officer of CC Advisors I, LLC or any Affiliate thereof;

(xviii)
fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2020, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

(xix)
enter into any new line of business;

(xx)
form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;

(xxi)
fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xxii)
enter into or modify in a manner adverse to CMR any CMR Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; file or amend any material Tax Return; settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any material closing agreement related to Taxes; knowingly surrender any right to claim any material Tax refund; give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (I) to preserve CMR’s qualification as a REIT under the Code or (II) to qualify or preserve the status of any CMR Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xxiii)
take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause CMR to fail to qualify as a REIT or any CMR Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xxiv)
take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of the CMR Common Stock with respect to the REIT Merger or any other transactions contemplated by this Agreement;

(xxv)
permit any Liens, except Permitted Liens or Liens that would not reasonably be expected to have a CMR Material Adverse Effect;

(xxvi)
materially modify or reduce the amount of any insurance coverage provided by the CMR Insurance Policies;

(xxvii)
enter into any transaction that would be disclosable under item 404(a) of Regulation S-K promulgated under the Exchange Act if CMR were subject to such regulation except in the ordinary course of business or as contemplated by this Agreement; or

(xxviii)
authorize, or enter into any Contract or arrangement to do any of the foregoing.

(c)
Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit CMR from taking any action, or refraining to take any action, at any time or from time to time (i) if, in the reasonable judgment of the CMR Board, such action or inaction is reasonably necessary (A) for CMR to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law) or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time or (B) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that CMR or any CMR Subsidiary be registered as an investment company under the Investment Company Act, including making dividend or any other actual, constructive or deemed distribution payments to stockholders of CMR in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii), or (ii) to take actions in good faith to respond to the actual or anticipated effects of COVID-19 or the COVID-19 Measures on CMR or any CMR Subsidiary.

Section 6.2
Conduct of Business by CCI.

(a)
CCI covenants and agrees that during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by CMR (which consent shall not be unreasonably withheld, conditioned or delayed) or (3) as may be expressly contemplated by this Agreement, the CRII Merger Agreement or the CMR II Merger Agreement, CCI shall, and shall cause each CCI Subsidiary to, (i) conduct its business in all material respects in the ordinary course of business, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (B) maintain the status of CCI as a REIT and (C) maintain its material assets and properties in their current condition (normal wear and tear and damage excepted).

(b)
Without limiting the foregoing, CCI further covenants and agrees that, during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by CMR (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, the CMR II Merger Agreement or the CRII Merger Agreement, or (4) as set forth in Section 6.2(b) of the CCI Disclosure Letter, CCI shall not, and shall not cause or permit any CMR Subsidiary to, do any of the following:

(i)
amend or propose to amend the CCI Governing Documents or the equivalent organizational or governing documents of any CCI Subsidiary, amend the CCI dividend reinvestment plan or the CCI share repurchase program in a manner material to CCI or waive the stock ownership limit or create an Excepted Holder Limit (as defined in the CCI Charter) under the CCI Charter;

(ii)
adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of CCI or any CCI Subsidiary (other than a wholly owned subsidiary of CCI);

(iii)
declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of Common Stock of CCI or any CCI Subsidiary or other equity securities or ownership interests in CCI or any CCI Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by CCI of regular dividends in accordance with past practice at a daily rate not to exceed $0.00136986 per share of CCI Common Stock, (B) the payment by CCOP of regular distributions in accordance with past practice, (C) payments pursuant to the terms of the CCI Series 2019 Preferred Stock and the corresponding CCOP Series 2019 Preferred Units, (D) the declaration and payment of dividends or other distributions to CCI or CCOP by any directly or indirectly wholly owned subsidiary of CCI, and (E) distributions by any CCI Subsidiary that is not wholly owned, directly or indirectly, by CCI or CCOP, in accordance with the requirements of the organizational documents of such CCI Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b)(iii), CCI and any CCI Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for CCI to maintain its status as a REIT under the Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state Law);

(iv)
except as required pursuant to the terms of any outstanding securities as set forth in the CCI Governing Documents, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of CCI Common Stock or other equity or debt interests of CCI or a CCI Subsidiary or securities convertible or exchangeable into or exercisable therefor;

(v)
adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.2(b)(vi) in a manner that would not reasonably be expected to be materially adverse to CCI or to prevent or impair the ability of the CCI Parties to consummate the Merger;

(vi)
except for transactions among CCI and one or more wholly owned subsidiaries of CCI or among one or more wholly owned subsidiaries of CCI, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of CCI or the capital stock or equity interests of any of the CCI Subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any Common Stock of CCI or any of the common stock or other equity interests of any CCI Subsidiary;

(vii)
enter into any Contract or understanding with respect to the voting of, any shares of CCI or any of the CCI Subsidiaries;

(viii)
acquire or agree to acquire any material assets, except (A) acquisitions by CCI or any wholly owned subsidiary of CCI of or from an existing wholly owned subsidiary of CCI or (B) other acquisitions of personal property for a purchase price of less than $1,000,000 in the aggregate;

(ix)
except as permitted by Section 6.2(b)(x), sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with the satisfaction of any margin call or the posting of collateral in connection with any Contract to which CCI or any CCI Subsidiary is a party shall be considered to be done in the ordinary course of business;

(x)
incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or guarantee such Indebtedness of another Person (other than a wholly owned subsidiary of CCI) except (A) Indebtedness incurred under CCI’s or any CCI Subsidiary’s existing credit facilities in the ordinary course of business, (B) Indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $1,000,000 and (C) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on CCI compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(xi)
make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, other than loans, advances or capital contributions to, or investments in, any wholly owned subsidiary of CCI;

(xii)
enter into any “keep well” or similar agreement to maintain the financial condition of another entity;

(xiii)
other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any CCI Material Contract (or any Contract that, if existing as of the date hereof, would be a CCI Material Contract) in any material respect, other than (A) any termination or renewal in accordance with the terms of any existing CCI Material Contract that occurs automatically without any action (other than notice of renewal) by CCI or any CCI Subsidiary or (B) as may be reasonably necessary to comply with the terms of this Agreement;

(xiv)
authorize, make or commit to make any material capital expenditures other than in the ordinary course of business or to address obligations under existing Contracts, or in conjunction with emergency repairs;

(xv)
make any payment, direct or indirect, of any liability of CCI or any CCI Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xvi)
waive, release, assign, settle or compromise any material Action, other than waivers, releases, assignments, settlements or compromises that (A) (I) involve only the payment of monetary damages in an amount (less any portion of such payment payable under an existing property-level insurance policy or reserved for such matter by the CCI on the most recent balance sheet included in the CCI SEC Documents as of the date of this Agreement) no greater than $100,000 individually or $250,000 in the aggregate, (II) do not involve the imposition of injunctive relief against CCI or any CCI Subsidiary or the Surviving Corporation and (III) do not provide for any admission of material liability by CCI or any of the CCI Subsidiaries, or (B) are made with respect to any Action involving any present, former or purported holder or group of holders of capital stock of CCI in accordance with Section 7.6(c);

(xvii)
(A) hire any officer or employee of CCI or any CCI Subsidiary, (B) except where due to cause, terminate any officer of CCI or any CCI Subsidiary, (C) increase in any manner the amount of compensation of any officer of CCI or any CCI Subsidiary or of any employee or officer of CC Advisors III, LLC or any Affiliate thereof or (D) enter into or adopt any bonus or other compensation arrangement for any officer of CCI or any CCI Subsidiary or any employee or officer of CC Advisors III, LLC or any Affiliate thereof;

(xviii)
fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2020, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

(xix)
enter into any new line of business;

(xx)
form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;

(xxi)
fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xxii)
enter into or modify in a manner adverse to CCI any CCI Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; file or amend any material Tax Return; settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any material closing agreement related to Taxes; knowingly surrender any right to claim any material Tax refund; or give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve CCI’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any CCI Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xxiii)
take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause CCI to fail to qualify as a REIT or any CCI Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xxiv)
permit any Liens, except Permitted Liens or Liens that would not reasonably be expected to have a CCI Material Adverse Effect;

(xxv)
materially modify or reduce the amount of any insurance coverage provided by the CCI Insurance Policies;

(xxvi)
enter into any transaction disclosable under item 404(a) of Regulation S-K promulgated under the Exchange Act except in the ordinary course of business or as contemplated by this Agreement;

(xxvii)
authorize, or enter into any Contract or arrangement to do any of the foregoing; or

(xxviii)
fail to remain a “publicly offered” REIT under Section 562(c) of the Code.

(c)
Without limiting the foregoing, CCI further covenants and agrees that, during the Interim Period, except as may be consented to in advance in writing by CMR (as determined in its sole discretion), CCI shall not, and shall not cause or permit any CCI Subsidiary to, agree to any material modification, amendment or termination of, or waiver, release, compromise or assignment of any material rights or claims under, the CMR II Merger Agreement, the CRII Merger Agreement or the Amended and Restated Advisory Agreement.

(d)
Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit CCI from taking any action, or refraining to take any action, at any time or from time to time (i) if, in the reasonable judgment of the CCI Board, such action or inaction is reasonably necessary (A) for CCI to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law) or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time, (B) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that CCI or any CCI Subsidiary be registered as an investment company under the Investment Company Act, including making dividend or any other actual, constructive or deemed distribution payments to stockholders of CCI in accordance with this Agreement or otherwise as permitted pursuant to Section 6.2(b)(iii), or (ii) to take actions in good faith to respond to the actual or anticipated effects of COVID-19 or the COVID-19 Measures on CCI or any CCI Subsidiary.

Section 6.3
No Control of Other Parties’ Business.  Nothing contained in this Agreement shall give (i) any CCI Party, directly or indirectly, the right to control or direct CMR or any CMR Subsidiary’s operations prior to the Merger Effective Time, or (ii) any CMR Party, directly or indirectly, the right to control or direct CCI or any CCI Subsidiary’s operations prior to the Merger Effective Time.  Prior to the Merger Effective Time, (i) CMR shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the CMR Subsidiaries’ respective operations and (ii) CCI shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the CCI Subsidiaries’ respective operations.

ARTICLE 7

ADDITIONAL COVENANTS

Section 7.1
Preparation of the Form S-4 and the CMR Proxy Materials; Stockholder Approval.

(a)
As promptly as reasonably practicable following the date of this Agreement, CCI shall prepare (with CMR’s reasonable cooperation) and cause to be filed with the SEC, a registration statement on Form S‑4 under the Securities Act (the “Form S‑4”), which will include applicable CMR proxy solicitation materials (“CMR Proxy Materials”), to register under the Securities Act the shares of CCI Common Stock to be issued in the REIT Merger (the “Registered Securities”).  Each of CCI and CMR shall use its reasonable best efforts to (A) have the Form S‑4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S‑4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S‑4 effective for so long as necessary to permit the CCI Common Stock to be issued in the REIT Merger, unless this Agreement is terminated pursuant to Section 9.1.  Each of CCI and CMR shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to such other Party and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S‑4 and the CMR Proxy Materials and shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith.  The Form S‑4 and the CMR Proxy Materials shall include all information reasonably requested by such other Party to be included therein.  CCI shall promptly notify CMR upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S‑4, and shall, as promptly as practicable after receipt thereof, provide CMR with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S‑4 received from the SEC and advise the other Party of any oral comments with respect to the Form S‑4 received from the SEC.  CCI shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S‑4, and CMR shall reasonably cooperate in responding to such comments.  Notwithstanding the foregoing, prior to filing the Form S‑4 (or any amendment or supplement thereto) with the SEC or responding to any comments of the SEC with respect thereto, each of CMR and CCI shall cooperate and provide the other Party a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give due consideration to all reasonable comments provided by the other Party.  CCI shall notify CMR, promptly after it receives notice thereof, of the time of effectiveness of the Form S‑4, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the Registered Securities, and CCI and CMR shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  CCI shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Registered Securities, and CMR shall furnish all information concerning CMR and its stockholders as may be reasonably requested in connection with any such actions.

(b)
None of the information supplied or to be supplied in writing by or on behalf of the CCI Parties for inclusion or incorporation by reference in (a) the CMR Proxy Materials will, at the time it is first mailed to the holders of CMR Common Stock or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Form S‑4 will, at the time such document is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  All documents that CCI is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to CCI and the CCI Subsidiaries (or other information supplied by or on behalf of CCI or any CCI Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act.  The covenants contained in this Section 7.1(b) will not apply to statements or omissions to the extent based upon information supplied to the CCI Parties by or on behalf of the CMR Parties.

(c)
None of the information supplied or to be supplied in writing by or on behalf of the CMR Parties for inclusion or incorporation by reference in (a) the CMR Proxy Materials will, at the time it is first mailed to the holders of CMR Common Stock or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Form S‑4 will, at the time such document is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The covenants contained in this Section 7.1(c) will not apply to statements or omissions to the extent based upon information supplied to the CCI Parties by or on behalf of the CMR Parties.

(d)
If, at any time prior to the receipt of the Stockholder Approval, any information relating to CCI or CMR, as the case may be, or any of their respective Affiliates, should be discovered by CCI or CMR which, in the reasonable judgment of CCI or CMR, should be set forth in an amendment of, or a supplement to, either the Form S‑4 or the CMR Proxy Materials, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and CCI and CMR shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S‑4 or modification of the CMR Proxy Materials and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of CCI or CMR.  Nothing in this Section 7.1(d) shall limit the obligations of any Party under Section 7.1(a).

(e)
As promptly as practicable following the date of this Agreement, CMR shall, in accordance with applicable Law and the CMR Governing Documents, establish a record date for, duly call, give notice of, convene and hold the CMR Stockholders Meeting for the purpose of obtaining the Stockholder Approval (and other matters that shall be submitted to the holders of CMR Common Stock at such meeting); provided, that such record date shall not be more than 90 days prior to the date of the CMR Stockholders Meeting.  CMR shall use its reasonable best efforts to cause the CMR Proxy Materials to be mailed to CMR’s stockholders entitled to vote at the CMR Stockholders Meeting and to hold the CMR Stockholders Meeting as soon as practicable after the Form S‑4 is declared effective under the Securities Act.  CMR shall, through the CMR Board, recommend to its stockholders that they give the Stockholder Approval, include the CMR Board Recommendation in the CMR Proxy Materials and solicit and use its reasonable best efforts to obtain the Stockholder Approval, except to the extent that the CMR Board shall have made an Adverse Recommendation Change as permitted by Section 7.3(d); provided, however, that CMR’s obligation to duly call, give notice of, convene and hold the CMR Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change.  Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the CMR Stockholders Meeting is scheduled, CMR has not received proxies representing a sufficient number of shares of CMR Common Stock to obtain the Stockholder Approval, whether or not a quorum is present, CMR shall make one or more successive postponements or adjournments of the CMR Stockholders Meeting (provided, however, that the CMR Stockholders Meeting shall not be postponed or adjourned to a date that is (i) more than 30 days after the date for which the CMR Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) more than 120 days from the record date for the CMR Stockholders Meeting); provided, further, the CMR Stockholders Meeting may not be postponed or adjourned on the date the CMR Stockholders Meeting is scheduled if CMR shall have received proxies in respect of an aggregate number of shares of CMR Common Stock, which have not been withdrawn, such that the Stockholder Approval would be obtained at such meeting.

Section 7.2
Access to Information; Confidentiality.

(a)
During the period from the date of this Agreement to and including the Merger Effective Time, each of the Parties shall, and shall cause each of their respective subsidiaries to, subject to applicable Law and the COVID-19 Measures, afford to the other Parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books and records that the other Party may reasonably request and, during such period, each of the Parties shall, and shall cause each of their respective subsidiaries to and shall use their reasonable best efforts to cause its Representatives to, furnish reasonably promptly to the other Parties a copy of any report, schedule, registration statement or other document filed by it during such period pursuant to the requirements of federal or state securities Laws as the other Party may reasonably request.  In connection with such reasonable access to information, each of the Parties shall use their reasonable best efforts to cause its respective Representatives to participate in meetings and telephone conferences with the other Parties and their Representatives prior to the mailing of the CMR Proxy Materials and the Prospectus included in the Registration Statement on Form S-4 and at such other times as may be reasonably requested.  No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement.  Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.2(a) to provide the other Parties or their respective Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business in accordance with this Agreement (provided, however, that the withholding Party shall use its commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the required consent of such third party to such access or disclosure), (B) of a sensitive or personal nature that would reasonably be expected to expose the CMR Parties or the CCI Parties to the risk of liability, (C) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, however, that the withholding Party shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), (D) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege) or (E) for the purpose of allowing Parties or their respective Representatives to collect samples of soil, air, water, groundwater or building materials.  The Parties will use their reasonable best efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder.

(b)
Each Party will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

Section 7.3
No Solicitation; Superior Proposals.

(a)
Except as expressly permitted by this Section 7.3, CMR shall not, and shall cause each of the CMR Subsidiaries and shall direct each of its and their respective directors, officers, Affiliates and Representatives not to, directly or indirectly, (i) initiate, solicit, facilitate or knowingly encourage any inquiries, proposals or offers for, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any inquiry, proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into or engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding or otherwise in furtherance of, or furnish to any Person other than the CCI Parties or their Representatives, any information in connection with or for the purpose of encouraging or facilitating any inquiry, proposal, offer or other action that constitutes, or could reasonably be expected to lead to, or to otherwise obtain, an Acquisition Proposal, (iii) release any Person from or fail to enforce any confidentiality agreement, standstill agreement or similar obligation (provided that CMR shall be permitted to waive or not enforce any provision of any confidentiality agreement, standstill agreement or similar obligation to permit a Person to make a confidential Acquisition Proposal directly to the CMR Special Committee if the CMR Special Committee determines in good faith after consultation with outside legal counsel that any such failure to waive or not enforce would be inconsistent with the CMR directors’ duties under applicable Law), (iv) enter into any Contract contemplating or otherwise relating to an Acquisition Proposal (other than an Acceptable NDA), or (v) take any action to exempt any Person from any Takeover Statute or similar restrictive provision of the CMR Charter, the bylaws of CMR or the organizational documents or agreements of any CMR Subsidiary.  In furtherance of the foregoing, CMR shall, and shall cause each CMR Subsidiary and each Representative of CMR and the CMR Subsidiaries to, immediately cease any discussions, negotiations or communications with any Person with respect to any Acquisition Proposal or potential Acquisition Proposal and use reasonable efforts to cause such Person to return or destroy all non-public information concerning CMR and the CMR Subsidiaries to the extent permitted pursuant to any confidentiality agreement with such Person and promptly terminate all physical and electronic data room access granted to such Person.  Nothing in this Section 7.3(a) shall be construed to restrict the ability of CMR and its directors, officers, Affiliates and Representatives to participate in discussions with CMR II and CRII and their respective Representatives relating to the CMR II Merger and the CRII Merger.

(b)
Notwithstanding anything in this Agreement to the contrary, at any time prior to the time, but not after, the Stockholder Approval is obtained, CMR and its Representatives may, in response to an unsolicited, bona fide written Acquisition Proposal that did not result from a material breach of this Section 7.3, (x) contact such Person to clarify the terms and conditions of such Acquisition Proposal and (y)(i) provide information in response to a request therefor by the Person who made such written Acquisition Proposal, provided that (A) such information is provided pursuant to (and only pursuant to) one or more Acceptable NDAs, and (B) CMR, prior to or concurrently with the time such information is provided, provides such information to CCI, and (ii) engage or participate in any discussions or negotiations with the Person who made such written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (i) or (ii) above, the CMR Special Committee has either determined that such Acquisition Proposal constitutes a Superior Proposal or determined in good faith after consultation with outside legal counsel and outside financial advisors that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal.

(c)
CMR will promptly (and in any event no later than 24 hours after receipt thereof) notify CCI in writing if (i) any Acquisition Proposal is received by CMR or any CMR Subsidiary, (ii) any request for information relating to CMR or any CMR Subsidiary is received by CMR or any CMR Subsidiary from any Person who informs CMR or any CMR Subsidiary that it is considering making or has made an Acquisition Proposal or (iii) any discussions or negotiations are sought to be initiated with CMR or any CMR Subsidiary regarding any Acquisition Proposal, and thereafter shall promptly (and in any event no later than 24 hours after the occurrence of such developments, discussions or negotiations or receipt of materials) keep CCI reasonably informed of all material developments, discussions and negotiations concerning any such Acquisition Proposal, request or inquiry.

(d)
Except as expressly provided herein, neither the CMR Board, nor any committee thereof, nor any group of directors, formally or informally, shall:  (i) change, withhold, withdraw, qualify or modify or announce its intention to change, withhold, withdraw, qualify or modify, in each case in a manner adverse to CCI, the CMR Board Recommendation, (ii) authorize, approve, endorse, declare advisable, adopt or recommend or announce its intention to authorize, approve, endorse, declare advisable, adopt or recommend, any Acquisition Proposal, (iii) authorize, cause or permit CMR or any CMR Subsidiary to enter into any Alternative Acquisition Agreement, (iv) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer for CMR Common Stock other than a recommendation against such offer, or (v) fail to make the CMR Board Recommendation or to include the CMR Board Recommendation in the CMR Proxy Materials (any event described in clause (i)-(v), an “Adverse Recommendation Change”).

(e)
Notwithstanding anything in this Agreement to the contrary, if CMR receives an Acquisition Proposal, which Acquisition Proposal did not result from a material breach of this Section 7.3 and is not withdrawn, and the CMR Special Committee determines that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with outside legal counsel and its financial advisor, that failure to effect an Adverse Recommendation Change in connection with such Superior Proposal or that failure to terminate this Agreement to enter into an Alternative Acquisition Agreement for such Superior Proposal would be inconsistent with the CMR directors’ duties under applicable Law, then, provided that the Stockholder Approval has not yet been obtained, the CMR Board (or the CMR Special Committee) may (x) effect an Adverse Recommendation Change and/or (y) enter into an Alternative Acquisition Agreement relating to or implementing the Superior Proposal and terminate this Agreement in accordance with Section 9.1(c)(ii)(Superior Proposal); provided, that, in the case of each of clause (x) and (y), the CMR Board may not take action contemplated by this Section 7.3(e) unless:

(i)
CMR has notified CCI in writing that the CMR Board intends to take such action at least five Business Days in advance of effecting an Adverse Recommendation Change and/or entering into an Alternative Acquisition Agreement, which notice shall specify in reasonable detail the reasons for such action, describe the material terms of the Superior Proposal and attach the most current version of such agreements (including any amendments, supplements or modifications) between CMR and the party making such Superior Proposal (a “CMR Change Notice”); and

(ii)
during the five Business Day period following CCI’s receipt of a CMR Change Notice, CMR shall, and shall direct its outside financial and outside legal advisors to, negotiate in good faith with CCI (to the extent CCI wishes to negotiate) to make adjustments to the terms and conditions of this Agreement such that the Superior Proposal ceases to constitute (in the good faith determination of the CMR Board or the CMR Special Committee, after consultation with outside legal counsel and outside financial advisors) a Superior Proposal; provided, that any amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and CMR may not enter into any agreement relating to the Superior Proposal pursuant this Section 7.3(e) or make an Adverse Recommendation Change pursuant to this Section 7.3(e) or terminate this Agreement pursuant to Section 9.1(c)(ii)(Superior Proposal) unless CMR has complied with the requirements of this Section 7.3(e) with respect to such new Acquisition Proposal including sending an additional CMR Change Notice (except that the new negotiation period under this Section 7.3(e)(ii) shall be three Business Days instead of five Business Days).  Notwithstanding anything in this Section 7.3(e)(ii), neither CCI’s acceptance nor rejection of CMR’s offer to negotiate pursuant to this Section 7.3(e)(ii) shall have any bearing on CCI’s right to terminate this Agreement pursuant to Section 9.1(d)(ii)(Adverse Recommendation Change) herein.

(f)
Notwithstanding anything in this Agreement to the contrary, at any time after the date of this Agreement and before the Stockholder Approval is obtained, the CMR Board (or the CMR Special Committee) may, if the CMR Board (or the CMR Special Committee) determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the duties of directors under applicable Law, make an Adverse Recommendation Change in response to an Intervening Event; provided, that (i) prior to making such Adverse Recommendation Change, CMR shall have (A) promptly notified CCI in writing of its intention to take such action (it being understood that such a notification shall not, itself, constitute an Adverse Recommendation Change), and (B) negotiated in good faith with CCI (if requested by CCI in writing) for five Business Days following such notice regarding any revisions to the terms of this Agreement proposed by CCI, and (ii) the CMR Special Committee and the CMR Board shall not effect any Adverse Recommendation Change involving or relating to an Intervening Event unless, after the period of five Business Days described in the foregoing clause (B), the CMR Special Committee and the CMR Board determine in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the duties of the CMR directors under applicable Law.

(g)
Nothing in this Section 7.3 or elsewhere in this Agreement shall prevent the CMR Special Committee, the CMR Board or the CMR Parties, directly or indirectly, from (i) taking and disclosing to the stockholders of CMR a position with respect to an Acquisition Proposal as contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or (ii) making any required disclosure to the stockholders of CMR under applicable Law, if the CMR Board (or the CMR Special Committee) determines in good faith after consultation with its outside legal counsel that the failure to do so would be inconsistent with the duties of the CMR directors under applicable Law; provided, however, that to the extent any such disclosure affirmatively addresses the approval, recommendation or declaration of advisability by the CMR Special Committee or the CMR Board with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change if not accompanied by an express public affirmation of the CMR Board Recommendation.

(h)
Notwithstanding anything to the contrary contained in this Agreement, none of CMR, any CMR Subsidiary or their respective Affiliates or Representatives shall reimburse or agree to reimburse the fees or expenses of any Person in connection with an Acquisition Proposal (including, for the avoidance of doubt, in connection with any Acceptable NDA but excluding, for the avoidance of doubt, in connection with any acquisition agreement or merger with respect to a Superior Proposal entered into pursuant to this Section 7.3 and resulting in termination of this Agreement pursuant to Section 9.1(c)).

(i)
CMR agrees that in the event any Representative of CMR or any CMR Subsidiary takes any action that, if taken by CMR would constitute a violation of this Section 7.3, then CMR shall be deemed to be in violation of this Section 7.3 for all purposes of this Agreement.

(j)
For purposes of this Agreement:

(i)
“Acquisition Proposal” means any bona fide proposal or offer from any Person (other than CCI or any CCI Subsidiaries) made after the date of this Agreement, whether in one transaction or a series of related transactions, relating to any (A) merger, consolidation, share exchange, business combination or similar transaction involving CMR or any CMR Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X) representing 20% or more of the consolidated assets of CMR, (B) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of CMR or any CMR Subsidiaries that are significant subsidiaries representing 20% or more of the consolidated assets of CMR, (C) issue, sale or other disposition by CMR of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding CMR Common Stock, (D) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding CMR Common Stock, or (E) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to CMR in which a third party shall acquire beneficial ownership of 20% or more of the outstanding shares of CMR Common Stock; provided, however, that the term “Acquisition Proposal” shall not include (I) the Merger or any of the other transactions contemplated by this Agreement or (II) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among CMR and one or more of the CMR Subsidiaries or solely among the CMR Subsidiaries.

(ii)
“Intervening Event” means, with respect to CMR, a change in circumstances or development that materially affects the business, assets or operations of CMR and the CMR Subsidiaries, taken as a whole, that was not known to or reasonably foreseeable by the CMR Board prior to the execution of this Agreement, which change in circumstances or development becomes known to the CMR Board prior to Stockholder Approval being obtained; provided, however, that in no event shall the following events, circumstances or changes in circumstances constitute an Intervening Event:  (i) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, and (ii) any effect arising out of the announcement or pendency of, or any actions required to be taken pursuant to, this Agreement.

(iii)
“Superior Proposal” means a written Acquisition Proposal (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to “20%” shall be replaced with “50%”) that the CMR Board (based on the recommendation of the CMR Special Committee) determines in its good faith judgment (after consultation with its outside legal and financial advisors, and after taking into account (A) all of the terms and conditions of the Acquisition Proposal and this Agreement (as it may be proposed to be amended by CCI) and (B) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account such legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof as the CMR Special Committee determines in good faith to be material to such analysis), to be more favorable from a financial point of view to the stockholders of CMR (in their capacities as stockholders) than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by CCI).

Section 7.4
Public Announcements.  Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 7.1 or Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned), provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law if it is not possible to consult with the other Party before doing so.

Section 7.5
Appropriate Action; Consents; Filings.

(a)
Upon the terms and subject to the conditions set forth in this Agreement, CCI shall and shall cause each CCI Subsidiary and each of their respective Affiliates to, and CMR shall and shall cause each CMR Subsidiary and each of their respective Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iv) subject to Section 7.6(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments reasonably necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that, notwithstanding anything to the contrary in this Agreement, no Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or other disposition of any assets or businesses of such Party, any of its subsidiaries or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its subsidiaries (including subsidiaries of CCI after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.

(b)
In connection with and without limiting the foregoing Section 7.5(a), each of the Parties shall give (or shall cause their respective Affiliates to give) any notices to third parties, and each of the Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement.  Each of the Parties will, and shall cause their respective Affiliates to, furnish to the other Parties such necessary information and reasonable assistance as the other Parties may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between such Party and any Governmental Authority with respect to this Agreement.  To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the other Parties on, all the information relating to the other Parties and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges.  To the extent reasonably practicable, no Party shall, nor shall any Party permit its respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Parties prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

(c)
Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Merger and the other transactions contemplated by this Agreement, none of the Parties or any of their respective Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person other than commercially reasonable processing and consent fees and any other expenses required to be paid in connection with obtaining the consent or approval of any lender with respect to any Indebtedness set forth on Section 4.3(a)(iii) of the CMR Disclosure Letter and Section 5.3(a)(iii) of the CCI Disclosure Letter.  Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

Section 7.6
Notification of Certain Matters; Transaction Litigation.

(a)
The CCI Parties shall give prompt notice to CMR, and the CMR Parties shall give prompt notice to CCI, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

(b)
The CCI Parties shall give prompt notice to CMR, and the CMR Parties shall give prompt notice to CCI, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.  Notwithstanding anything to the contrary in this Agreement, the failure by the CMR Parties or the CCI Parties to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b), Section 9.1(c)(i)(CCI Terminating Breach), or Section 9.1(d)(i)(CMR Terminating Breach).

(c)
The CCI Parties shall give prompt notice to CMR, and the CMR Parties shall give prompt notice to CCI, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any CCI Subsidiary or CMR Subsidiary, respectively, or any of their respective directors, officers or partners that relates to this Agreement, the Merger or the other transactions contemplated by this Agreement.  CMR shall give CCI the opportunity to reasonably participate in the defense and settlement of any Action against CMR or its directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and shall consider in good faith CCI’s advice with respect to such Action, and no settlement in respect of any such Action shall be agreed to without CCI’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).  CCI shall give CMR the opportunity to reasonably participate in the defense and settlement of any Action against CCI or its directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and shall consider in good faith CMR’s advice with respect to such Action, and no settlement in respect of any such Action shall be agreed to without CMR’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

(d)
The CCI Parties shall give prompt notice to CMR if (i) any representation or warranty or covenant made by any party to the CMR II Merger Agreement or the CRII Merger Agreement is breached such that it results in the failure to satisfy any condition precedent to closing such merger in accordance with the terms of the applicable merger agreement, regardless of whether such breach or condition to closing is waived by any party to such merger agreement; or (ii) any applicable party proposes to modify, amend, terminate, waive, release, compromise or assign any material rights or claims under either the CMR II Merger Agreement or the CRII Merger Agreement.

Section 7.7
Indemnification; Directors’ and Officers’ Insurance.

(a)
From the Merger Effective Time until the sixth anniversary of the Merger Effective Time, CCI shall cause the Surviving Corporation to honor, and the Surviving Corporation immediately following the Merger Effective Time shall honor, all rights to indemnification, advancement of expenses, and limitation of liability now existing in favor of any individual who, at or prior to the Merger Effective Time, was a director, officer, employee or agent of CMR or any of the CMR Subsidiaries or who, at the request of CMR or any of the CMR Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Parties”) solely to the extent provided in the respective governing documents and the indemnification or similar agreements to which CMR or any of the CMR Subsidiaries is a party or bound and as set forth in Schedule 7.7, with regard to any pre-Closing actual or alleged acts, errors, omissions or claims by reason of their position.  These obligations shall survive the Merger and shall continue in full force and effect for a period of six years from the Merger Effective Time and such rights of the Indemnified Parties shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Parties thereunder; provided, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification, advancement of expenses, and limitation of liability in respect of any such claim or claims shall continue until final disposition of any and all such claims.  Notwithstanding anything to the contrary set forth in this Agreement, CCI or the Surviving Corporation, as applicable, (x) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim against an Indemnified Party for which indemnification may be sought under this Section 7.7 without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such Action that is subject to indemnification by the Surviving Corporation under this Section 7.7, (y) shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (z) shall not have any obligation hereunder to any Indemnified Party to the extent that such indemnification is prohibited by applicable Law.

(b)
During the six-year period following the Merger Effective Time, CCI shall, or shall cause the Surviving Corporation to, either: (i) maintain the same limits for directors’ and officers’ liability insurance coverage with terms and conditions that are not less advantageous to the directors and officers of CMR as CMR’s existing policies covering the Indemnified Parties with respect to actions or omissions occurring prior to the Closing Date; or (ii) obtain pre-paid “tail” insurance policies for current and former directors and officers of CMR (the cost and expense of which shall be an Expense), with a claims period of at least six years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of CMR as CMR’s existing policies with respect to claims with respect to actions or omissions which occurred before or at the Effective Time (including in connection with the transactions contemplated hereby).

(c)
If CCI or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of CCI or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 7.7.

(d)
The provisions of this Section 7.7 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party, shall be binding on all successors and assigns of CCI, CMR and the Surviving Corporation and shall not be amended in a manner that is adverse to the Indemnified Party without the prior written consent of the Indemnified Party affected thereby.  The exculpation and indemnification provided for by this Section 7.7 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, Contract or otherwise.

Section 7.8
Dividends.

(a)
In the event that a distribution with respect to the shares of CMR Common Stock permitted under the terms of this Agreement has a record date prior to the Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of CMR Common Stock on the Closing Date immediately prior to the Merger Effective Time.  In the event that a distribution with respect to the shares of capital stock of CCI permitted under the terms of this Agreement has a record date prior to the Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of capital stock of CCI on the Closing Date immediately prior to the Merger Effective Time.  CMR shall coordinate with CCI on the declaration, setting of record dates and payment dates of dividends on CMR Common Stock so that holders of CMR Common Stock (i) do not receive dividends on both CMR Common Stock and CCI Common Stock received in the REIT Merger in respect of a single distribution period or fail to receive a dividend on either CMR Common Stock or CCI Common Stock received in the REIT Merger in respect of a single distribution period or (ii) do not receive both a dividend permitted by the proviso to Section 6.2(b)(iii) on CCI Common Stock and a dividend permitted by the proviso to Section 6.1(b)(iii) on CMR Common Stock received in the REIT Merger or fail to receive either a dividend permitted by the proviso to Section 6.2(b)(iii) on CCI Common Stock or a dividend permitted by the proviso to Section 6.1(b)(iii) on CMR Common Stock received in the REIT Merger.

(b)
In the event that either CMR or CCI shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of Section 6.1(b)(iii) or Section 6.2(b)(iii), respectively, it shall notify the other Party at least 20 days prior to the Closing Date, and such other Party shall be entitled to declare a dividend per share payable (i) in the case of CMR, to holders of CMR Common Stock, in an amount per share of CMR Common Stock equal to the product of (A) the dividend declared by CCI with respect to each share of CCI Common Stock by (B) the Exchange Ratio, and (ii) in the case of CCI, to holders of CCI Common Stock, in an amount per share of CCI Common Stock equal to the quotient obtained by dividing (A) the dividend declared by CMR with respect to each share of CMR Common Stock by (B) the Exchange Ratio.  The record date and time and payment date and time for any dividend payable pursuant to this Section 7.8(b) shall be prior to the Closing Date.

Section 7.9
Takeover Statutes.  The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

Section 7.10
Tax Matters.

(a)
Each of CCI and CMR shall use its reasonable best efforts (before and, as applicable, after the Merger Effective Time) to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b)
CCI shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions referred to in Section 8.2(g) and Section 8.3(f), (ii) use its reasonable best efforts to obtain opinions of counsel consistent with the opinions of counsel referred to in Section 8.2(g) and Section 8.3(f), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, and (iii) deliver to each of DLA Piper LLP (US) and Snell & Wilmer, L.L.P., or other tax counsel delivering such opinions, a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of CCI, in form and substance mutually agreeable to CMR and CCI (such agreement not to be unreasonably withheld, conditioned or delayed), containing representations reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described herein.

(c)
CMR shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions referred to in Section 8.2(f) and Section 8.3(g), (ii) use its reasonable best efforts to obtain opinions of counsel consistent with the opinions of counsel referred to in Section 8.2(f) and Section 8.3(g), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, and (iii) deliver to each of DLA Piper LLP (US) and Snell & Wilmer L.L.P., or other tax counsel delivering such opinions, a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of CMR, in form and substance mutually agreeable to CMR and CCI (such agreement not to be unreasonably withheld, conditioned or delayed), containing representations reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described herein.

(d)
CCI and CMR shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes.

(e)
With respect to the taxable year of CMR ending with the Merger Effective Time, CMR shall take all necessary actions, including declaring and paying dividends sufficient to satisfy its requirement under Section 857(a)(1), to cause CMR to qualify as a REIT for its shortened taxable year ending with the Merger Effective Time.

ARTICLE 8

CONDITIONS

Section 8.1
Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Merger Effective Time of the following conditions:

(a)
Authorizations.  All consents, authorizations, orders or approvals of each Governmental Authority necessary for the consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated.

(b)
Stockholder Approval.  The Stockholder Approval shall have been obtained in accordance with applicable Law and the applicable CMR Governing Documents.

(c)
No Injunctions or Restraints.  No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Merger shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

(d)
Form S-4.  The Form S-4 shall have been declared effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

Section 8.2
Conditions to Obligations of the CCI Parties.  The obligations of the CCI Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by CCI, at or prior to the Merger Effective Time, of the following additional conditions:

(a)
Representations and Warranties.  (i) The representations and warranties of the CMR Parties set forth in the Fundamental Representations (except the first sentence of Section 4.1(a)(Organization and Qualification; Subsidiaries) and Section 4.4(a)-(b)(Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, (ii) the representations and warranties set forth in the first sentence of Section 4.1(a)(Organization and Qualification; Subsidiaries) and Section 4.4(a)-(b)(Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, and (iii) each of the other representations and warranties of the CMR Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or CMR Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a CMR Material Adverse Effect; provided, however, that representations and warranties that are made as of a specific date shall be true and correct in accordance with clauses (i) through (iii) only on and as of such date.

(b)
Performance of Covenants and Obligations of the CMR Parties.  The CMR Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Closing.

(c)
Absence of Material Adverse Change.  Since the date of this Agreement, no event, circumstance, change, effect, development, condition or occurrence shall exist or have occurred that, individually or in the aggregate, constitutes, or would reasonably be expected to constitute, a CMR Material Adverse Effect.

(d)
Consents.  CMR shall have received the written Consents identified on Section 8.2(d) of the CMR Disclosure Letter in form and substance reasonably acceptable to CCI.

(e)
Delivery of Certificate.  CMR shall have delivered to CCI a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of CMR, certifying to the effect that the conditions set forth in Section 8.2(a)-(d) have been satisfied.

(f)
REIT Opinion.  CCI shall have received a written opinion of DLA Piper LLP (US) or other nationally recognized tax counsel to CMR reasonably satisfactory to CCI, dated as of the Closing Date and in form and substance reasonably satisfactory to CCI, to the effect that, commencing with CMR’s taxable year that ended on December 31, 2016, CMR has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its prior, current and proposed ownership, organization and method of operation have enabled and will enable CMR to continue to meet the requirements for qualification and taxation as a REIT under the Code through the Merger Effective Time, which opinion will be subject to customary exceptions, assumptions and qualifications (it being agreed and understood that any exceptions, assumptions and qualifications set forth in the draft opinion delivered to Snell & Wilmer L.L.P. on or prior to the date hereof and determined to be reasonably acceptable to Snell & Wilmer L.L.P. shall be deemed to be customary for this purpose) and based on customary representations contained in an officer’s certificate executed by the CMR Parties.

(g)
Tax Opinion.  CCI shall have received a written opinion of DLA Piper LLP (US), or other nationally recognized tax counsel to CCI, dated as of the Closing Date, in form and substance reasonably acceptable to CCI, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications (it being agreed and understood that any exceptions, assumptions and qualifications set forth in the draft opinion delivered to Snell & Wilmer L.L.P. on or prior to the date hereof and determined to be reasonably acceptable to Snell & Wilmer L.L.P. shall be deemed to be customary for this purpose).  In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 7.10.

Section 8.3
Conditions to Obligations of CMR Parties.  The obligations of the CMR Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by CMR at or prior to the Merger Effective Time, of the following additional conditions:

(a)
Representations and Warranties.  (i) The representations and warranties of the CCI Parties set forth in the Fundamental Representations (except the first sentence of Section 5.1(a)(Organization and Qualification; Subsidiaries) and Section 5.4(a)-(b)(Capital Structure)), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, (ii) the representations and warranties set forth in the first sentence of Section 5.1(a)(Organization and Qualification; Subsidiaries) and Section 5.4(a)-(b)(Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, and (iii) each of the other representations and warranties of the CCI Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or CCI Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a CCI Material Adverse Effect; provided, however, that representations and warranties that are made as of a specific date shall be true and correct in accordance with clauses (i) through (iii) only on and as of such date; and provided further, that if the CMR II Merger or the CRII Merger has been consummated prior to the Closing Date, such representations and warranties need not be true and correct as of the Closing Date if the inaccuracy is due to the consummation of the CMR II Merger or the CRII Merger.

(b)
Performance of Covenants and Obligations of the CCI Parties.  The CCI Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Closing.

(c)
Absence of Material Adverse Change.  Since the date of this Agreement, no event, circumstance, change, effect, development, condition or occurrence shall exist or have occurred that, individually or in the aggregate, constitutes, or would reasonably be expected to constitute, a CCI Material Adverse Effect.

(d)
Consents.  CCI shall have received the written Consents identified on Section 8.3(d) of the CCI Disclosure Letter in form and substance reasonably acceptable to CMR.

(e)
Delivery of Certificate.  CCI shall have delivered to CMR a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of CCI certifying to the effect that the conditions set forth in Section 8.3(a)-(d) have been satisfied.

(f)
REIT Opinion.  CMR shall have received a written opinion of DLA Piper, LLP (US) or other nationally recognized tax counsel to CCI reasonably satisfactory to CMR, dated as of the Closing Date and in form and substance reasonably satisfactory to CMR, to the effect that, commencing with CCI’s taxable year that ended on December 31, 2019, CCI has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its prior, current and proposed ownership, organization and method of operation have enabled and will enable CCI to continue to meet the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications (it being agreed and understood that any exceptions, assumptions and qualifications set forth in the draft opinion delivered to Snell & Wilmer L.L.P. on or prior to the date hereof and determined to be reasonably acceptable to Snell & Wilmer L.L.P. shall be deemed to be customary for this purpose) and based on customary representations contained in an officer’s certificate executed by the CCI Parties.

(g)
Tax Opinion.  CMR shall have received a written opinion of Snell & Wilmer L.L.P. or other nationally recognized tax counsel to CMR, dated as of the Closing Date, in form and substance reasonably acceptable to CMR, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will expressly permit reliance by CCI and will be subject to customary exceptions, assumptions and qualifications (it being agreed and understood that any exceptions, assumptions and qualifications set forth in the draft opinion delivered to DLA Piper LLP (US) and determined to be reasonably acceptable to DLA Piper LLP (US) on or prior to the date hereof shall be deemed to be customary for this purpose and that any exceptions, assumptions and qualifications similar to those set forth in the draft opinion that the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code delivered by DLA Piper LLP (US) to Snell & Wilmer L.L.P. on or prior to the date hereof shall be deemed customary for this purpose).  In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 7.10.

(h)
Amended and Restated Advisory Agreement. CC Advisors III, LLC shall have entered into the Amended and Restated Advisory Agreement or shall have agreed to enter into the Amended and Restated Advisory Agreement immediately following the Merger Effective Time.

ARTICLE 9

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER

Section 9.1
Termination.  This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Merger Effective Time, notwithstanding receipt of the Stockholder Approval (except as otherwise specified in this Section 9.1):

(a)
by mutual written consent of each of CCI and CMR;

(b)
by either CCI or CMR:

(i)
if the Merger shall not have occurred on or before 11:59 p.m., New York City time, on October 25, 2021 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the primary cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date;

(ii)
if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement; or

(iii)
if the Stockholder Approval shall not have been obtained at the CMR Stockholders Meeting; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party if the failure to receive the Stockholder Approval was primarily due to the failure of a Party to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement.

(c)
by CMR:

(i)
if a breach of any representation or warranty or failure to perform or comply with any obligation, covenant or agreement on the part of a CCI Party set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied (a “CCI Terminating Breach”), which breach or failure to perform or comply cannot be cured, or, if capable of cure, has not been cured by the earlier of 20 days following written notice thereof from CMR to CCI and two Business Days before the Outside Date; provided, however, that CMR shall not have such right to terminate this Agreement if a CMR Terminating Breach shall have occurred and be continuing at the time CMR delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i);

(ii)
if a breach by a CCI Party of Section 6.2(c) has occurred and is continuing;

(iii)
if CC Advisors III, LLC has neither entered into the Amended and Restated Advisory Agreement nor agreed to enter into the Amended and Restated Advisory Agreement immediately following the Merger Effective Time; or

(iv)
at any time before the Stockholder Approval is obtained, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with the provisions of Section 7.3; provided, however, that CMR shall have complied in all material respects with Section 7.3 and shall have paid or shall concurrently pay to CCI in full the Termination Payment in accordance with Section 9.3.

(d)
by CCI:

(i)
if a breach of any representation or warranty or failure to perform or comply with any obligation, covenant or agreement on the part of a CMR Party set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied (a “CMR Terminating Breach”), which breach or failure to perform or comply cannot be cured, or if capable of cure, has not been cured by the earlier of 20 days following written notice thereof from CCI to CMR and two Business Days before the Outside Date; provided, however, that CCI shall not have such right to terminate this Agreement if a CCI Terminating Breach shall have occurred and be continuing at the time CCI delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or

(ii)
if, at any time prior to the receipt of the Stockholder Approval, (A) the CMR Board has made an Adverse Recommendation Change or (B) CMR shall have breached or failed to comply in any material respect with any of its obligations under Section 7.3.

Section 9.2
Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Parties, in accordance with the provisions of Section 10.2, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the CCI Parties or the CMR Parties, except that the Confidentiality Agreement and the provisions of Section 4.22 (No Other Representations and Warranties; Non-Reliance), Section 5.23 (No Other Representations and Warranties; Non-Reliance), this Section 9.2, Section 9.3 (Fees and Expenses) and Article 10 (General Provisions) shall survive the termination of this Agreement; provided, that no such termination shall relieve any Party from any liability or damages resulting from any fraud or any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case the non-breaching Party shall be entitled to all rights and remedies available at Law or in equity.

Section 9.3
Fees and Expenses.

(a)
Except as otherwise provided in this Section 9.3, all fees and expenses shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated; provided that the Parties will share equally any Form S-4 filing fees as may be required to consummate the transactions contemplated by this Agreement.

(b)
In the event that this Agreement is terminated:

(i)
(A)(x) by CCI pursuant to Section 9.1(d)(i)(CMR Terminating Breach), and after the date hereof and prior to the breach or failure to perform giving rise to such right of termination, a bona fide Acquisition Proposal (with, for all purposes of this Section 9.3(b)(i)(A)(x), all percentages included in the definition of “Acquisition Proposal” increased to 50%) has been publicly announced, disclosed or otherwise communicated to the CMR Board or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal or (y) by CCI or CMR pursuant to Section 9.1(b)(i) (Outside Date) or Section 9.1(b)(iii) (Failure to Obtain Stockholder Approval), and after the date of this Agreement but prior to obtaining the Stockholder Approval, an Acquisition Proposal has been made to CMR or publicly announced, disclosed or otherwise communicated to CMR’s stockholders and (B) within 12 months after the date of such termination, a transaction in respect of an Acquisition Proposal with respect to CMR is consummated or CMR enters into a definitive agreement in respect of an Acquisition Proposal with respect to CMR that is later consummated, the CMR Parties shall pay to CCI an amount equal to the Termination Payment;

(ii)
by CMR pursuant to Section 9.1(c)(iii) (Superior Proposal), then the CMR Parties shall pay to CCI an amount equal to the Termination Payment; or

(iii)
by CCI pursuant to Section 9.1(d)(ii) (Adverse Recommendation Change), then the CMR Parties shall pay to CCI an amount equal to the Termination Payment.

(c)
Termination Payment.  The Parties agree and acknowledge that in no event shall the CMR Parties be required to pay the applicable Termination Payment on more than one occasion.  Payment of the Termination Payment shall be made by wire transfer of same day funds to the account or accounts designated by CCI, (i) in the case of any amount payable pursuant to Section 9.3(b)(i), immediately prior to or concurrently with the consummation of any Acquisition Proposal; (ii) immediately prior to or concurrently with termination in the case of any amount payable pursuant to Section 9.3(b)(ii) or if such day is not a Business Day, no later than the immediately following Business Day; and (iii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of any amount payable pursuant to Section 9.3(b)(iii).

(d)
Notwithstanding anything in this Agreement to the contrary, in the event that the Termination Payment becomes payable and is paid hereunder, then such payment shall be CCI’s and its Affiliates’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the CMR Parties in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby.

(e)
Each of the Parties acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Parties would not enter into this Agreement.  In the event that the CMR Parties shall fail to pay the applicable Termination Payment when due, the CMR Parties shall reimburse CCI for all reasonable costs and expenses actually incurred or accrued by CCI (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3.  Further, if a CMR Party fails to timely pay any amount due to CCI pursuant to Section 9.3(b) and, in order to obtain the payment, CCI commences an Action that results in a judgment against a CMR Party for the payment set forth in this Section 9.3, the CMR Parties shall pay to CCI its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at a rate per annum equal to the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

(f)
If the CMR Parties become obligated to make a Termination Payment under this Section 9.3, then, if requested by CCI, the CMR Parties shall deposit into escrow an amount in cash equal to the Termination Payment with an escrow agent selected by CCI, after reasonable consultation with the CMR Parties, and pursuant to a written escrow agreement (the “Escrow Agreement”) reflecting the terms set forth in this Section 9.3(f) and otherwise reasonably acceptable to CMR and the escrow agent.  The payment or deposit into escrow of the Termination Payment shall be made by the CMR Parties in accordance with the timing set forth in Section 9.3(c) or, at CCI’s reasonable request, promptly after receipt of notice from CMR that the Escrow Agreement has been executed by the parties thereto.  The Escrow Agreement shall provide that the Termination Payment in escrow or the applicable portion thereof shall be released to CCI on an annual basis based upon the delivery by CCI to the escrow agent of any one (or a combination) of the following:

(i)
a letter from CCI’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to CCI without causing CCI to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of CCI determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(I) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to CCI such maximum amount stated in the accountant’s letter;

(ii)
a letter from CCI’s counsel indicating that CCI received a private letter ruling from the IRS holding that the receipt by CCI of the Termination Payment would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to CCI the remainder of the Termination Payment; or

(iii)
a letter from CCI’s counsel indicating that CCI has received a tax opinion from CCI’s outside counsel or accountant, respectively, to the effect that the receipt by CCI of the Termination Payment should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to CCI the remainder of the Termination Payment.

The CMR Parties agree to cooperate in good faith to amend this Section 9.3(f) at the reasonable request of CCI in order to (A) maximize the portion of the Termination Payment that may be distributed to CCI hereunder without causing CCI to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve CCI’s chances of securing the favorable private letter ruling from the IRS described in this Section 9.3(f) or (C) assist CCI in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 9.3(f).  The Escrow Agreement shall provide that CCI shall bear all costs and expenses under the Escrow Agreement and that the funds will be deposited into a non-interest bearing account.  The CMR Parties shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1
Nonsurvival of Representations and Warranties and Certain Covenants.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger Effective Time.  The covenants to be performed prior to or at the Closing shall terminate at the Closing.  This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Merger Effective Time or the full force and effect of Article 1, this Article 10 or the definitions of capitalized terms not substantively defined in Article 1.

Section 10.2
Notices.  All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given or made on the date of receipt by the recipient thereof if received on or prior to 11:59 p.m., New York City time, if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by e-mail of a portable document form (pdf) attachment (providing confirmation of transmission (other than by automatic response)) at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to CMR to:

Special Committee of the CMR Board
1245 Brickyard Road Suite 250
Salt Lake City, UT 84106
Attn: Kurt Wickham
E-mail:  kurt.wickham@gmail.com

with copies (which shall not constitute notice) to:
Brian Hulse, Esq.
Snell & Wilmer L.L.P.
15 West South Temple, Suite 1200
Salt Lake City, UT  84101-1531
E-mail:  bhulse@swlaw.com
(b)	if to CCI or Merger Sub to:

Special Committee of the CCI Board
6340 South 3000 East, Suite 500
Salt Lake City, UT 84121
Attn: Gentry Jensen, Chair
E-mail:  gjensen@cordovaoutdoors.com

with copies (which shall not constitute notice) to:
Robert H. Bergdolt
DLA Piper LLP (US)
4141 Parklake Avenue, Suite 300
Raleigh, NC 27612

Section 10.3
Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4
Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (electronically by email or facsimile) to the other Parties.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in portable document form (pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.5
Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Exhibit, the CCI Disclosure Letter and the CMR Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 7.7(Indemnification; Directors’ and Officers’ Insurance), which, from and after the Merger Effective Time, shall be for the benefit of the Indemnified Parties, are not intended to confer upon any Person other than the Parties hereto any rights or remedies.  The representations and warranties in this Agreement are the product of negotiations among the Parties and any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.6 without notice or liability to any other Person.  Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.6
Amendment; Extension; Waiver.  At any time prior to the Merger Effective Time, the Parties may, to the extent permitted under applicable Law and except as otherwise set forth herein, (a) amend any provision of this Agreement, (b) extend the time for the performance of any of the obligations or other acts of the other Parties, (c) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (d) waive compliance with any of the agreements or conditions contained in this Agreement.  Any such amendment of this Agreement shall be valid only if specifically set forth in an instrument in writing signed on behalf of all Parties.  Any such grant by a Party of an extension or waiver in respect of any provision of this Agreement shall be valid only if specifically set forth in an instrument in writing by such Party.  The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.7
Governing Law; Venue.

(a)
This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b)
All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court.  Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any such Maryland state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such Action except in such courts, (iii) agrees that any claim in respect of any Action may be heard and determined in any such Maryland state or federal court, (iv) waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Action, (v) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such dispute and (vi) agrees, with respect to any Action filed in a Maryland state court, to jointly request an assignment to the Maryland Business and Technology Case Management Program.  Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2.  Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.8
Assignment.  Except as may be required to satisfy the obligations contemplated by Section 7.7 (Indemnification; Directors’ and Officers’ Insurance), neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns, and any attempted or purported assignment or delegation in violation of this Section 10.8 shall be null and void.

Section 10.9
Specific Performance.  The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that, prior to the effective time of any termination of this Agreement pursuant to Article 9, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such Party is entitled at Law or in equity.  In the event that any Action should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law. Notwithstanding the foregoing, CMR shall not be entitled to seek specific performance with respect to a breach of Section 6.2(c), and CMR’s only remedy with respect to such a breach shall be to exercise its right of termination pursuant to Section 9.1(c)(ii).

Section 10.10
Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) ACKNOWLEDGES THAT IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND THAT IT MAKES THIS WAIVER VOLUNTARILY AND (C) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11
Authorship.  The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

COTTONWOOD COMMUNITIES, INC.

By:	/s/ Enzio Cassinis
Name:	Enzio Cassinis
Title:	Chief Executive Officer

COTTONWOOD COMMUNITIES GP SUBSIDIARY, LLC

By:	COTTONWOOD COMMUNITIES, INC., its sole member

	By:	/s/ Enzio Cassinis
	Name:	Enzio Cassinis
	Title:	Chief Executive Officer

COTTONWOOD COMMUNITIES O.P., LP

By:	COTTONWOOD COMMUNITIES, INC., its general partner

	By:	/s/ Enzio Cassinis
	Name:	Enzio Cassinis
	Title:	Chief Executive Officer

COTTONWOOD MULTIFAMILY REIT I, INC.

By:	/s/ Gregg Christensen
Name:	Gregg Christensen
Title:	Chief Legal Officer

COTTONWOOD MULTIFAMILY REIT I O.P., LP

By:	COTTONWOOD MULTIFAMILY REIT I, INC., its general partner

	By:	/s/ Gregg Christensen
	Name:	Gregg Christensen
	Title:	Chief Legal Officer

EXHIBIT A

FORM OF

AMENDED AND RESTATED

ADVISORY AGREEMENT

among

COTTONWOOD COMMUNITIES, INC.

and

COTTONWOOD RESIDENTIAL O.P., LP

and

CC ADVISORS III, LLC

_________, 2021

i

12.	TERM AND TERMINATION OF THE AGREEMENT.		12
	12.1	Term.	12
	12.2	Termination by Either Party..	12
	12.3	Payments on Termination	12
	12.4	Duties of Advisor Upon Termination	13

13.	ASSIGNMENT.		13

14.	INDEMNIFICATION AND LIMITATION OF LIABILITY.		13
	14.1	Indemnification	13
	14.2	Limitation on Indemnification	13
	14.3	Limitation on Payment of Expenses	13

15.	MISCELLANEOUS.		14
	15.1	Notices	14
	15.2	Modification.	14
	15.3	Severability	14
	15.4	Governing Law; Venue	14
	15.5	Entire Agreement.	14
	15.6	Waiver	14
	15.7	Gender.	14
	15.8	Titles Not to Affect Interpretation	14
	15.9	Counterparts	14
	15.10	Binding Effect.	14
ii

ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”), dated as of ____________, 2021, is entered into by and among Cottonwood Communities, Inc., a Maryland corporation (the “REIT”), Cottonwood Residential O.P., LP (the “Operating Partnership”) and CC Advisors III, LLC, a Delaware limited liability company (the “Advisor”).  The Operating Partnership, the REIT and their subsidiaries are collectively referred to herein as the “Company.”

W I T N E S S E T H

WHEREAS, the Company desires to continue to avail itself of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Advisor  and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the board of directors of the REIT (the “Board”), all as provided herein;

WHEREAS, the REIT and the Operating Partnership are parties to the Agreement and Plan of Merger by and among the REIT, Cottonwood Communities GP Subsidiary, LLC, Cottonwood Communities O.P., LP, Cottonwood Residential II, Inc. and the Operating Partnership, dated as of January 26, 2021 (the “Merger Agreement”), pursuant to which, Cottonwood Residential II, Inc. will merge into the REIT and Cottonwood Communities O.P., LP will merge into the Operating Partnership (collectively, the “Merger”);

WHEREAS, as a result of the Merger, the Company has acquired personnel who have historically performed certain services for the Company on behalf of the Advisor; and

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.          Definitions.  The following defined terms used in this Agreement shall have the meanings specified below:

“Acquisition Expenses” means any and all costs and expenses incurred by the Company, any Subsidiary, the Advisor or their Affiliates, in connection with the selection, acquisition or development of any Property, Loan or other Permitted Investment, whether or not acquired or originated, as applicable, including, without limitation, due diligence expenses, legal fees and expenses, travel and communications expenses, mortgage tax, escrow fees, loan origination fees and expenses, costs of appraisals, environmental and other third party reports, earnest money deposits and nonrefundable option payments on properties or other investments not acquired, accounting fees and expenses, and title insurance premiums, transfer taxes, transfer fees and recording fees and other customary acquisition closing costs.

“Acquisition Fees” shall have the meaning set forth in the REIT’s Charter.
1

“Affiliate” or “Affiliated” means, with respect to any first Person, any of the following: (i) any other Person directly or indirectly controlling, controlled by, or under common control with such first Person; (ii) any other Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such first Person; (iii) any legal entity for which such first Person acts as an executive officer, director, trustee, or general partner; (iv) any other Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such first Person; and (v) any executive officer, director, trustee, or general partner of such first Person. An entity shall not be deemed to control or be under common control with an Advisor-sponsored program unless (i) the entity owns 10% or more of the voting equity interests of such program or (ii) a majority of the board of directors (or equivalent governing body) of such program is composed of Affiliates of the entity.

“Agreement” shall mean this Advisory Agreement between the Company and the Advisor, as amended from time to time.

“Average Invested Assets” means, for a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Properties, Loans and other Permitted Investments secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such book values at the end of each month during such period.

“Board” means the board of directors of the REIT, as of any particular time.

“Bylaws” means the bylaws of the REIT, as amended from time to time.

“Charter” means the articles of incorporation of the Company, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Company” shall mean the Operating Partnership, the REIT and their Subsidiaries.

“Conflicts Committee” shall have the meaning set forth in the REIT’s Charter.

“Dealer Manager” means (i) Orchard Securities, LLC, or (ii) any successor dealer manager to the Company.

“Director” means a member of the board of directors of the Company.

“Distribution Fee” means any distribution fee payable to the dealer manager and reallowable to soliciting dealers with respect to shares of REIT common stock in any offering of securities as described the prospectus or private placement memorandum related thereto.
2

“Distributions” means any distributions of money or other property by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

“GAAP” means accounting principles generally accepted in the United States.

“GAV” shall mean the Operating Partnership’s gross asset value, calculated pursuant to the Valuation Guidelines and reflective of the ownership interest held by the Operating Partnership in such gross assets.

“Joint Venture” means any joint venture, limited liability company or other arrangement between the Company and a third party or an Affiliate of the Company that owns, in whole or in part, on behalf of the Company any Properties, Loans or other Permitted Investments.

“Loans” means mortgage loans and other types of debt financing investments made by the Company, either directly or indirectly, including through ownership interests in a Joint Venture or partnership, including, without limitation, mezzanine loans, B-notes, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests, and participations in such loans.

“Management Fee” shall have the meaning set forth in Section 8.1.

“NAV” shall mean the Operating Partnership’s net asset value, calculated pursuant to the Valuation Guidelines.

“NASAA Guidelines” means the NASAA Statement of Policy Regarding Real Estate Investment Trusts as in effect on the date hereof.

“Net Income” means, for any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses (as defined herein) shall exclude the gain included in the Company’s consolidated accounts arising from the sale of assets.

“Operating Partnership Agreement” means the Fifth Amended and Restated Limited Partnership Agreement of CROP, to be executed upon the closing of the Merger and substantially in the form of Exhibit C to the Merger Agreement, and as further amended from time to time.

“Operating Expenses” means all costs and expenses incurred by the Company, as determined under GAAP, that in any way are related to the operation of the Company or to Company business, including fees paid to the Advisor, but excluding (i) the expenses of raising capital to the extent paid by the Company, including Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad loan reserves, (v) incentive fees paid in compliance with Section IV.F. of the NASAA Guidelines and (vi) Acquisition Fees, Acquisition Expenses, real estate commissions on the resale of real property, and other expenses connected with the acquisition, disposition, and ownership of real estate interests, loans or other property (other than commissions on the sale of assets other than real property), such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.
3

“Organization and Offering Expenses” means all expenses incurred by or on behalf of the Company in connection with or preparing the Company for the offering and distributing of its Shares in a Public Offering, whether incurred before or after the date of this Agreement, which may include but are not limited to, (i) total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys); (ii) placement agent fees and expenses; (iii) legal, accounting, tax planning and escrow costs; (iv) printing, attending, supplementing, mailing and distribution costs; (v) expenses for printing, engraving and mailing; (vi) salaries of employees while engaged in sales activity; (vii) charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts; and (viii) expenses of obtaining exemption or qualification of the sale of the securities under Federal and state laws, including taxes and fees, accountants’ and attorneys’ fees.

“Permitted Investments” means all investments (other than Properties and Loans)  in which the Company may acquire an interest, either directly or indirectly, including through ownership interests in a Joint Venture or partnership, pursuant to its Charter, Bylaws and the investment objectives and policies adopted by the Board from time to time, other than short-term investments acquired for purposes of cash management.

“Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Prior Advisory Agreement” means the Advisory Agreement among the REIT, Cottonwood Communities O.P., LP and the Advisor, dated August 13, 2020.

“Property” means any real property transferred or conveyed to the Company, either directly or indirectly, including through ownership interests in a Joint Venture or partnership.

“Public Offering” means any offering of the Company’s securities that is registered with the SEC, excluding Shares offered under any employee benefit plan.

“SEC” means the United States Securities and Exchange Commission.

“Shares” means shares of capital stock of the Company.

“Stockholders” means the registered holders of the Shares.

“Subsidiary” means, with respect to any Person (the “parent”), at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership or limited liability company, more than 50% of the general partnership interests or managing member interests are, as of such date, owned, controlled or held, directly or indirectly, by one or more of the parent and its Subsidiaries.

“Termination Date” means the date of termination of the Agreement determined in accordance with Section 12.

“Valuation Guidelines” shall mean the valuation guidelines adopted by the Board, as amended from time to time.

“2%/25% Guidelines” shall have the meaning set forth in Section 9.5.
4

2.          Appointment; Termination of Prior Advisory Agreement.

The Company hereby appoints the Advisor to serve as its advisor and asset manager on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.  The Prior Advisory Agreement is hereby terminated effective as of the date hereof by the Advisor, and the Parties agree that such termination does not give rise to any payments under Sections 8.1.6 or 8.3.5 under the Prior Advisory Agreement nor any reimbursement of Organization and Offering Expenses related to the Public Offering covered by the Company’s registration statement on Form S-11 (file no. 333-215272).

3.          Duties of the Advisor.

The Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets.  The Advisor undertakes to use commercially reasonable efforts to present to the Company potential investment opportunities, to make investment decisions on behalf of the Company subject to the limitations in the Company’s Charter, the direction and oversight of the Board and Section 4.3, and to provide the Company with a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board.  Subject to the limitations set forth in this Agreement, including Section 4, and the continuing and exclusive authority of the Board over the management of the Company, the Advisor shall, either directly or by engaging an Affiliate or third party, perform the following duties:

3.1        Organizational and Offering Services.  The Advisor shall perform all services related to the organization of the Company or any offering of its securities or the securities of any Subsidiary, other than services that (i) are to be performed by the Dealer Manager, (ii) the Company elects to perform directly or (iii) would require the Advisor to register as a broker-dealer with the SEC or any state.

3.2          Acquisition Services.

3.2.1         Serve as the Company’s investment and financial advisor and provide relevant market research and economic and statistical data in connection with the Company’s assets and investment objectives and policies;

3.2.2          Subject to Section 4 and the investment objectives and policies of the Company: (a) locate, analyze and select potential investments; (b) structure and negotiate the terms and conditions of transactions pursuant to which investments in Properties, Loans and other Permitted Investments will be made; (c) acquire, originate and dispose of Properties, Loans and other Permitted Investments on behalf of the Company and its Subsidiaries; (d) arrange for financing and refinancing and make other changes in the asset or capital structure of investments in Properties, Loans and other Permitted Investments of the Company and its Subsidiaries; and (e) enter into leases, service contracts and other agreements for Properties, Loans and other Permitted Investments of the Company and its Subsidiaries;

3.2.3            Perform due diligence on prospective investments and create due diligence reports summarizing the results of such work;

3.2.4         With respect to prospective investments presented to the Board, prepare reports regarding such prospective investments that include recommendations and supporting documentation necessary for the Directors to evaluate the proposed investments;

3.2.5        Obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of contemplated investments of the Company and its Subsidiaries;

3.2.6           Deliver to or maintain on behalf of the Company copies of all appraisals obtained in connection with the Company’s and its Subsidiaries’ investments; and

3.2.7          Negotiate and execute approved investments and other transactions, including prepayments, maturities, workouts and other settlements of Loans and other Permitted Investments of the Company and its Subsidiaries.
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3.3          Asset Management Services.

3.3.1          Real Estate and Related Services:

(a)          Investigate, select and, on behalf of the Company, engage and conduct business with (including enter contracts with) such Persons as the Advisor deems necessary to the proper performance of its obligations as set forth in this Agreement, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies, property managers and any and all Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services (when making this determination, the Advisor shall take into account the Company’s internalization of certain of the above functions such as property management and development and construction services in connection with the Merger);

(b)          Negotiate and service the Company’s and its Subsidiaries’ debt facilities and other financings;

(c)        Monitor applicable markets and obtain reports (which may be prepared by the Advisor or its Affiliates) where appropriate, concerning the value of investments of the Company and its Subsidiaries;

(d)          Monitor and evaluate the performance of each asset of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ overall portfolio of assets, provide daily management services to the Company and perform and supervise the various management and operational functions related to the Company’s and its Subsidiaries’ investments;

(e)          Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of Properties, Loans and other Permitted Investments on an overall portfolio basis;

(f)          Consult with the Company’s officers and the Board and assist the Board in the formulation and implementation of the Company’s financial policies, and, as necessary with respect to investment and borrowing opportunities presented to the Board, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company and its Subsidiaries;

(g)           Aggregate property budgets into the Company’s overall budget;

(h)         Conduct periodic on-site property visits to some or all (as the Advisor deems reasonably necessary in light of the Company’s internalization of property management functions in connection with the Merger) of the Properties to inspect the physical condition of the Properties;

(i)           Coordinate and manage relationships between the Company and its Subsidiaries, on the one hand, and any Joint Venture partners on the other; and

(j)         Consult with the Company’s officers and the Board and provide assistance with the evaluation and approval of potential asset disposition, sale and refinancing opportunities that are presented to the Board.

3.3.2          Accounting and Other Administrative Services. To the extent the Advisor (acting in its fiduciary capacity) deems appropriate in light of the Company’s internalization of accounting services in connection with the Merger:

(a)         Provide the day-to-day management of the Company and perform and supervise the various administrative functions reasonably necessary for the management of the Company and its Subsidiaries;
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(b)         From time to time, or at any time reasonably requested by the Board, make reports to the Board on the Advisor’s performance of services to the Company and its Subsidiaries under this Agreement;

(c)          Provide or arrange for any administrative services and items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s and its Subsidiaries’ businesses and operations;

(d)          Provide financial and operational planning services;

(e)         Maintain accounting and other record-keeping functions at the Company and investment levels, including information concerning the activities of the Company as shall be required to prepare and to file all periodic financial reports, tax returns and any other information required to be filed with the SEC, the Internal Revenue Service and any other regulatory agency;

(f)          Maintain and preserve all appropriate books and records of the Company and its Subsidiaries;

(g)        Provide tax and compliance services and coordinate with appropriate third parties, including the Company’s independent auditors and other consultants, on related tax matters;

(h)         Provide the Company and its Subsidiaries with all necessary cash management services;

(i)          Manage and coordinate with the transfer agent the periodic dividend process and payments to Stockholders;

(j)         Consult with the Company’s officers and the Board and assist the Board in evaluating and obtaining adequate insurance coverage based upon risk management determinations;

(k)        Consult with the Company’s officers and the Board relating to the corporate governance structure and appropriate policies and procedures related thereto;

(l)           Perform all reporting, record keeping, internal controls and similar matters in a manner to allow the Company and its Subsidiaries to comply with applicable law, including federal and state securities laws and the Sarbanes-Oxley Act of 2002, and provide the Company’s officers and the Board with timely updates regarding the Company’s compliance with applicable law;

(m)          Notify the Board of all proposed material transactions before they are completed and get approval where necessary; and

(n)           Do all things necessary to assure its ability to render the services described in this Agreement.

3.4          Stockholder Services. To the extent the Advisor (acting in its fiduciary capacity) deems appropriate in light of the Company’s internalization of personnel historically performing stockholder services in connection with the Merger:

3.4.1          Manage services for and communications with Stockholders and holders of other securities of the Company, including answering phone calls, preparing and sending written and electronic reports and other communications;

3.4.2          Oversee the performance of the transfer agent and registrar;

3.4.3          Establish technology infrastructure to assist in providing Stockholder support and service; and

3.4.4          Consistent with Section 3.1, the Advisor shall perform the various subscription processing services reasonably necessary for the admission of new Stockholders.
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3.5          Other Services.  Except as provided in Section 7, the Advisor shall perform any other services reasonably requested by the Company (acting through the Conflicts Committee).

3.6          In-House Functions.  In connection with the Merger, the Company internalized personnel who have historically performed the following services for the Company on behalf of the Advisor: property management, legal, accounting, property development oversight, certain construction management services, certain shareholder services, certain human resources services, certain renter insurance services and certain information technology services.  It is acknowledged that the services previously performed by such personnel on behalf of the Advisor will now be performed directly by Company personnel and that the Advisor will have no obligation to perform those services notwithstanding the description of Advisor functions above but rather will oversee and supplement those services to the extent the Advisor (acting in its fiduciary capacity) deems appropriate.

4.          Authority of Advisor.

4.1          General.  Subject to the discretion and supervision of the Board, all rights and powers to manage and control the day-to-day business and affairs of the Company and its Subsidiaries shall be vested in the Advisor. The Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company and its Subsidiaries to such officers, employees, Affiliates, agents and representatives of the Advisor or the Company as it may deem appropriate.  Any authority delegated by the Advisor to any other Person shall be subject to the limitations on the rights and powers of the Advisor specifically set forth in this Agreement or the Charter.

4.2          Powers of the Advisor.  Subject to the express limitations set forth in this Agreement, the investment guidelines and policies adopted by the Board from time to time and the continuing and exclusive authority of the Board over the management of the Company, at the direction of the Board the power to direct the management, operation and policies of the Company, including making, financing and disposing of investments, may be vested in the Advisor, and as so vested the Advisor shall have the power to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable or incidental thereto to perform its obligations under this Agreement.

4.3          Approval by the Board.  Notwithstanding the foregoing, the Advisor may not take any action on behalf of the Company (or its Subsidiaries) without the prior approval of the Board or duly authorized committees thereof if investment guidelines and policies adopted by the Board from time to time, Charter, Bylaws or Maryland General Corporation Law require the prior approval of the Board (or if the governing documents or governing law applicable to any Subsidiary require the prior approval of the governing body of such Subsidiary).  If the Board or a committee of the Board must approve a proposed investment, financing or disposition or chooses to do so, the Advisor will deliver to the Board or committee, as applicable, all documents required by it to evaluate such investment, financing or disposition.  If the Advisor engages a sub-advisor to perform any of the duties of the Advisor as set forth in Section 3, the Company will have no obligation to reimburse the Advisor for the cost of such sub-advisor without the approval of the Board.  When deemed by the Advisor to be in the best interests of the Company (taking into account the Company’s “in-house” functions described in Section 3.6) and consistent with the Company’s policies, the Advisor may engage consultants and other third parties at the Company’s expense in order to supplement the Advisor’s performance hereunder.

4.4          Modification or Revocation of Authority of Advisor.  The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority or approvals set forth in Section 3 and this Section 4 hereof; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has in good faith reliance on the authority vested in the Advisor committed the Company or its Subsidiaries prior to the date of receipt by the Advisor of such notification.

5.          Bank Accounts.

The Advisor may establish and maintain one or more bank accounts in the name of the Company (and its Subsidiaries) and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company and its Subsidiaries, under such terms and conditions as the Board (or the governing body of such Subsidiary) may approve, provided that no funds shall be commingled with the funds of the Advisor.  The Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and the independent auditors of the Company.
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6.          Records and Financial Statements.

The Advisor, in the conduct of its responsibilities to the Company, shall maintain adequate and separate books and records for the Company’s and its Subsidiaries’ operations in accordance with GAAP, which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded.  Such books and records shall be the property of the Company and its Subsidiaries and shall be available for inspection by the Board and by counsel, auditors and other authorized agents of the Company, at any time or from time to time during normal business hours.  Such books and records shall include all information necessary to calculate and audit the fees or reimbursements paid under this Agreement.  The Advisor shall utilize procedures to attempt to ensure such control over accounting and financial transactions as is reasonably required to protect the Company’s and its Subsidiaries’ assets from theft, error or fraudulent activity.  All financial statements that the Advisor delivers to the Company shall be prepared on an accrual basis in accordance with GAAP, except for special financial reports that by their nature require a deviation from GAAP. The Advisor shall liaise with the Company’s officers and independent auditors and shall provide such officers and auditors with the reports and other information that the Company so requests.

7.          Limitation on Activities.

Notwithstanding any provision in this Agreement to the contrary, the Advisor shall not take any action that, in its sole judgment made in good faith, would (i) adversely affect the ability of the Company to qualify or continue to qualify as a “real estate investment trust” under Sections 856 through 860 of the Code, (ii) subject the Company to regulation under the Investment Company Act of 1940, as amended, (iii) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Shares or its other securities, (iv) require the Advisor to register as a broker-dealer with the SEC or any state, (v) violate the Charter or Bylaws, or (vi) violate the governing documents of any Subsidiary of the Company.  In the event that an action that would violate (i) through (vi) of the preceding sentence has been ordered by the Board, the Advisor shall notify the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board.  In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given.

8.          Fees.

8.1          Management Fees.  The Operating Partnership will pay the Advisor a monthly management fee (the “Management Fee”) equal to 0.0625% of GAV (subject to a cap of 0.125% of NAV), before giving effect to any accruals (related to the month for which the Management Fee is being calculated) for the Management Fee, the Distribution Fee, the Performance Allocation (as defined in the Operating Partnership Agreement) or any distributions. The Advisor shall receive the Management Fee as compensation for services rendered hereunder.  If the REIT owns assets other than through the Operating Partnership, the REIT will pay a corresponding fee.

8.2          Form of Consideration.  The Management Fee may be paid, at the Advisor’s election, in cash or cash equivalent aggregate NAV amounts of shares of REIT common stock or units of the Operating Partnership. If the Advisor elects to receive any portion of its Management Fee in shares of REIT common stock or units of the Operating Partnership, the Advisor may elect to have the REIT or the Operating Partnership repurchase such securities from the Advisor at a later date.   Securities obtained by the Advisor pursuant to this Section 8.2 will not be subject to repurchase plan limits or any reduction or penalty for an early repurchase. Upon the Advisor’s request, the REIT or the Operating Partnership will repurchase any such securities for cash unless the Board determines that any such repurchase would be prohibited by applicable law, the Charter or the Operating Partnership Agreement, or otherwise cause Company cash levels or leverage levels to be imprudent as determined by the Board. The Operating Partnership will waive the one-year-holding-period requirement with respect to the “Exchange Right” provided for in the Operating Partnership Agreement.  The Advisor will have registration rights with respect to shares of the REIT’s common stock.

8.3          Pro-Rata Payment for Partial-Year Service.  In the event this Agreement is terminated or its term expires without renewal, the Advisor will be entitled to receive its prorated Management Fee through the date of termination. Such pro ration shall take into account the number of days of any partial calendar month or calendar year for which this Agreement was in effect.

8.4          Management Fee in Event of Liquidation.  In the event the REIT or the Operating Partnership commences a liquidation of its investments during any calendar year, the REIT and the Operating Partnership will pay the Advisor the Management Fee from the proceeds of the liquidation.
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9.          Expenses.

9.1          Advisor Expenses. Subject to Sections 9.2 and 9.3, the Advisor shall be responsible for the expenses related to any and all personnel of the Advisor who provide investment advisory services to the Company pursuant to this Agreement (including, without limitation, each of the officers of the Company and any Directors who are also directors, officers or employees of the Advisor or any of its Affiliates), including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel (“Advisor Expenses”); provided that the Company shall be responsible for the personnel costs of its employees even if they are also directors or officers of the Advisor or any of its Affiliates except as provided for in a Transitional Services Agreement among the parties hereto or any subsequent agreement.

9.2          Company Expenses.  In addition to the compensation paid to the Advisor pursuant to Section 8 hereof, the Company shall pay all of its costs and expenses directly or reimburse the Advisor or its Affiliates for costs and expenses of the Advisor and its Affiliates incurred on behalf of the Company, other than Advisor Expenses. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company are not Advisor Expenses and shall be paid by the Company and shall not be paid by the Advisor or Affiliates of the Advisor:

9.2.1          all expenses incurred by or on behalf of the Company from the date of this agreement in connection with or preparing the Company for an offering and distribution of its securities or the securities of any Subsidiary; provided that within 60 days after the end of the month in which a Public Offering terminates, the Advisor shall reimburse the Company to the extent the Organization and Offering Expenses, selling commissions and Distribution Fees borne by the Company exceed 15.0% of the gross proceeds raised in the completed Public Offering;

9.2.2          Acquisition Expenses, subject to limitations set forth in the Charter;

9.2.3          fees, costs and expenses in connection with the issuance and transaction costs incident to the trading, settling, disposition and financing of the investments of the Company (whether or not consummated), including brokerage commissions, hedging costs, prime brokerage fees, custodial expenses, clearing and settlement charges, forfeited deposits, and other investment costs fees and expenses actually incurred in connection with the pursuit, making, holding, settling, monitoring or disposing of actual or potential investments;

9.2.4          the actual cost of goods and services used by the Company and obtained from Persons not Affiliated with the Advisor, including fees paid to administrators, consultants, attorneys, technology providers and other services providers, and brokerage fees paid in connection with the purchase and sale of investments;

9.2.5          all fees, costs and expenses of legal, tax, accounting, consulting, auditing (including internal audit), finance, administrative, investment banking, capital market, transfer agency, escrow agency, custody, prime brokerage, asset management, property management, data or technology services and other non-investment advisory services rendered to the Company by the Advisor or its Affiliates;

9.2.6          the compensation and expenses of the Directors (excluding those directors who are directors, officers or employees of the Advisor) and the cost of liability insurance to indemnify the Company’s directors and officers;

9.2.7          interest and fees and expenses arising out of borrowings made by the Company, including, but not limited to, costs associated with the establishment and maintenance of any of the Company’s credit facilities, other financing arrangements, or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s securities offerings;

9.2.8          expenses connected with communications to holders of the Company’s securities or securities of the Subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar, expenses in connection with the listing and/or trading of the Company’s securities on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to the Stockholders and proxy materials with respect to any meeting of the Stockholders and any other reports or related statements;
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9.2.9          the Company’s allocable share of costs associated with technology-related expenses, including without limitation, any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors, technology service providers and related software/hardware utilized in connection with the Company’s investment and operational activities;

9.2.10          the Company’s allocable share of expenses incurred by managers, officers, personnel and agents of the Advisor for travel on the Company’s behalf and other out-of-pocket expenses incurred by them in connection with the purchase, financing, refinancing, sale or other disposition of an investment;

9.2.11          expenses relating to compliance-related matters and regulatory filings relating to the Company’s activities;

9.2.12          the costs of any litigation involving the Company or its assets and the amount of any judgments or settlements paid in connection therewith, directors and officers, liability or other insurance and indemnification or extraordinary expense or liability relating to the affairs of the Company;

9.2.13          all taxes and license fees;

9.2.14          all insurance costs incurred in connection with the operation of the Company’s business except for the costs attributable to the insurance that the Advisor elects to carry for itself and its personnel;

9.2.15          expenses connected with the payments of interest, dividends or Distributions in cash or any other form authorized or caused to be made by the Board to or on account of holders of the Company’s securities, including, without limitation, in connection with any distribution reinvestment plan;

9.2.16          any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company, or against any Director or officer of the Company or in his or her capacity as such for which the Company is required to indemnify such Director or officer by any court or governmental agency;

9.2.17          expenses incurred in connection with the formation, organization and continuation of any corporation, partnership, Joint Venture or other entity through which the Company’s investments are made or in which any such entity invests; and

9.2.18          the Company’s allocable share of expenses incurred related to industry association memberships or attending industry conferences on behalf of the Company.

9.3          Affiliates. Notwithstanding the foregoing, the reimbursement of fees paid to an Affiliate of the Advisor for services the Advisor deems necessary or advisable in connection with the management of the Company shall only be made to the extent such services are approved by a majority of the Directors (including a majority of the members of the Conflicts Committee) not otherwise interested in such transactions as being fair and reasonable to the Company and on terms and conditions not less favorable to the Company than those available from non-Affiliated third parties.

9.4          Non-Waiver.  The Advisor may, at its option, elect not to seek reimbursement for certain expenses during a given period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

9.5          Limitation on Reimbursements.  The Company shall not reimburse the Advisor at the end of any fiscal quarter for Operating Expenses that in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year unless the Conflicts Committee determines that such excess was justified, based on unusual and nonrecurring factors that the Conflicts Committee deems sufficient.  If the Conflicts Committee does not approve such excess as being so justified, any Excess Amount paid to the Advisor during a fiscal quarter shall be repaid to the Company.  If the Conflicts Committee determines such excess was justified, then, within 60 days after the end of any fiscal quarter of the Company for which total reimbursed Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, the Advisor, at the direction of the Conflicts Committee, shall cause such fact to be disclosed to the record holders of the holders of common stock of the REIT in writing (or the Company shall disclose such fact to the Stockholders in the next quarterly report of the Company or by filing a Current Report on Form 8-K with the SEC within 60 days of such quarter end), together with an explanation of the factors the Conflicts Committee considered in determining that such excess expenses were justified.  The Company will ensure that such determination will be reflected in the minutes of the meetings of the Board.
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10.          Voting Agreement.

The Advisor agrees that, with respect to any Shares now or hereinafter owned by it, neither the Advisor nor any Affiliate will vote or consent on matters submitted to the stockholders of the Company regarding (i) the removal of the Advisor or any Affiliate of the Advisor or (ii) any transaction between the Company or its Subsidiaries and the Advisor or any of its Affiliates.  This voting restriction shall survive until such time that the Advisor is both no longer serving as such and is no longer an Affiliate of the Company.

11.          Relationship of Advisor and Company; Other Activities of the Advisor.

11.1          Relationship.  The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers.  Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other real estate investment trusts) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates.  Nor shall this Agreement limit or restrict the right of any manager, director, officer, employee or equity holder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person.  The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein.  The Advisor shall promptly disclose to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person.

11.2          Time Commitment.  The Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Agreement.  The Company acknowledges that the Advisor and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates.

11.3          Investment Opportunities and Allocation.  The Advisor shall be required to use commercially reasonable efforts to present a continuing and suitable investment program to the Company that is consistent with the investment policies and objectives of the Company as described in the most recent prospectus for any Public Offering of the Company (and subject to any limitations described in such prospectus), but neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular investment opportunity to the Company even if the opportunity is of character that, if presented to the Company, could be taken by the Company.

12.          Term and Termination of the Agreement.

12.1          Term.  Subject to Section 4.2 hereof, this Agreement shall continue in full force for a period of 365 days.  Thereafter, this Agreement may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties. The Company (acting through the Conflicts Committee) will evaluate the performance of the Advisor annually before renewing this Agreement, and each such renewal shall be for a term of no more than one year.  Any such renewal must be approved by the Conflicts Committee.

12.2          Termination by Either Party.  This Agreement may be terminated upon 60 days written notice without cause or penalty by either the Company (acting through the Conflicts Committee) or the Advisor. The provisions of Sections 1, 4, 10, 12, 14 and 15 shall survive termination of this Agreement.

12.3          Payments on Termination. Payments to the Advisor pursuant to this Section 12.3 shall be subject to the 2%/25% Guidelines to the extent applicable.  After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except that the Company shall pay within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement, including Contingent Acquisition Fees and Contingent Financing Fees (both as defined and provided for in the Prior Advisory Agreement among the Company, its former operating partnership and the Advisor dated August 13, 2020); provided that the amount of Contingent Acquisition Fees and Contingent Financing Fees shall be equal to [$22,269,000]1 minus the product obtained by multiplying 10% of [$22,269,000] by the number of years that the Advisor has been engaged to perform advisory services since the date hereof (but in no event less than $0); and provided further that no Contingent Acquisition Fees or Contingent Financing Fees need be paid if this Agreement is (i) terminated or not renewed by the Company for cause or (ii) notwithstanding the Company’s good faith performance under this Agreement or any renewal thereof, terminated or not renewed by the Advisor.

1 Amount to be updated before signing based on previously agreed-upon factors.
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12.4          Duties of Advisor Upon Termination.  The Advisor shall promptly upon termination:

12.4.1          pay over to the Company all money collected pursuant to this Agreement, if any, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

12.4.2          deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

12.4.3          deliver to the Board all assets and documents of the Company then in the custody of the Advisor; and

12.4.4          cooperate with the Company to provide an orderly transition of advisory functions.

13.          Assignment.

This Agreement may be assigned by the Advisor to an Affiliate with the consent of the Conflicts Committee. The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization that is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.

14.          Indemnification and Limitation of Liability.

14.1          Indemnification.  Except as prohibited by the restrictions provided in this Section 14.1, Section 14.2 and Section 14.3, the Company shall indemnify, defend and hold harmless the Advisor and its Affiliates, including their respective officers, directors, equity holders, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance.  Any indemnification of the Advisor may be made only out of the net assets of the Company and not from Stockholders.

Notwithstanding the foregoing, the Company shall not indemnify the Advisor or its Affiliates for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

14.2          Limitation on Indemnification.  Notwithstanding the foregoing, the Company shall not provide for indemnification of the Advisor or its Affiliates for any liability or loss suffered by any of them, nor shall any of them be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:

14.2.1          The Advisor or its Affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company.

14.2.2          The Advisor or its Affiliates were acting on behalf of or performing services for the Company.

14.2.3          Such liability or loss was not the result of negligence or misconduct by the Advisor or its Affiliates.

14.3          Limitation on Payment of Expenses.  The Company shall pay or reimburse reasonable legal expenses and other costs incurred by the Advisor or its Affiliates in advance of the final disposition of a proceeding only if (in addition to the procedures required by the Maryland General Corporation Law, as amended from time to time) all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company, (b) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (c) the Advisor or its Affiliates undertake to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular indemnitee is not entitled to indemnification.
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15.          Miscellaneous.

15.1          Notices.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws or is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Company or the Board:

Cottonwood Communities, Inc.
1245 Brickyard Road, Suite 250
Salt Lake City, Utah 84106

To the Advisor:

CC Advisors III, LLC
1245 Brickyard Road, Suite 250
Salt Lake City, Utah 84106

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 16.1.

15.2          Modification.  This Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or permitted assigns.

15.3          Severability.  The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

15.4          Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah without regard to any choice of law rules.  Any action relating to or arising out of this Agreement shall be brought only in a court of competent jurisdiction located in Salt Lake City, Utah.

15.5          Entire Agreement.  The Prior Advisory Agreement (for purposes of defined terms used in this Agreement), the Offset Agreement by and among the Advisor, CROP and Cottonwood Communities Advisors, LLC, the Amended and Restated Promissory Note between Cottonwood Communities Advisors, LLC and CROP, the Allonge to Amended and Restated Promissory Note, the Second Amended and Restated Three-Party Agreement by and among the REIT, Cottonwood Communities O.P., LP and the Advisor and this Agreement contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

15.6          Waiver.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

15.7          Gender.  Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
15.8          Titles Not to Affect Interpretation.  The titles of Articles and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

15.9          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

15.10          Binding Effect.  This Agreement shall be binding and inure to the benefit of the parties and their respective successors and assigns.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

REIT:

Cottonwood Communities, Inc.,
a Maryland corporation

By:
Enzio Cassinis, Chief Executive Officer

OPERATING PARTNERSHIP:

COTTONWOOD RESIDENTIAL O.P., LP,
a Delaware limited partnership

By:	Cottonwood Communities, Inc.,
a Maryland corporation, its general partner

By:
Enzio Cassinis, Chief Executive Officer

CC ADVISORS III:

CC ADVISORS III, LLC,
a Delaware limited liability company

By:	Cottonwood Communities Advisors, LLC, a
Delaware limited liability, its sole member

	By:	Cottonwood Capital Management, Inc., a
Maryland corporation, its manager

By:
Gregg Christensen, Chief Legal Officer